Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CONSTELLATION ALPHA CAPITAL CORP.,

DT MERGER SUB, INC.

and

DERMTECH, INC.

Dated as of May 29, 2019

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EXHIBIT A	Amended and Restated Certificate of Incorporation of Constellation
EXHIBIT B	Directors and Officers of Surviving Company
EXHIBIT C	Directors and Officers of Constellation
EXHIBIT D	Form of Affiliate Letter
EXHIBIT E	Third Party Consents
EXHIBIT F	Registration Rights Parties
EXHIBIT G	Lock-up Parties
EXHIBIT H	Form of Registration Rights Agreement
EXHIBIT I	Form of Lock-up Agreement

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AGREEMENT AND PLAN OF MERGER, dated as of May 29, 2019 (this “Agreement”), by and among Constellation Alpha Capital Corp., a company incorporated in the British Virgin Islands (“Constellation”), DT Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and DermTech, Inc., a Delaware corporation (the “Company”).

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of Constellation;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Delaware General Corporation Law (the “DGCL”), Constellation and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Constellation;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the board of directors of Constellation (the “Constellation Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the issuance of Constellation Common Stock to the holders of Company Conversion Shares pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement by the shareholders of Constellation;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Merger Sub and fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, at least two (2) Business Days prior to the Closing Date, Constellation will continue out of the British Virgin Islands and become domesticated as a corporation in the State of Delaware pursuant to Section 184 of the BVI Business Companies Act (the “BVIBCA”) and Section 388 of the DGCL (the “Domestication”);

WHEREAS, the parties intend that the Domestication will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement constitutes a plan of reorganization;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and Constellation are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization;

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WHEREAS, concurrently with the execution and delivery of this Agreement, Centripetal, LLC, a Delaware limited liability company (“Constellation Sponsor”), is entering into a letter agreement pursuant to which Constellation Sponsor agrees to forfeit certain shares of Constellation Common Stock, effective as of immediately prior to the Effective Time; and

WHEREAS, Constellation, the Company and the Key Company Stockholders, concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Constellation, Merger Sub and the Company hereby agree as follows:

Article I

THE MERGER

Section 1.01         The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02         Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by Constellation and the Company, which date shall be as soon as practicable (the “Closing Date”) following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (but in no event later than the second (2nd) Business Day following such satisfaction or waiver of such conditions), at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, unless another date, time or place is agreed to in writing by Constellation and the Company.

Section 1.03         Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

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Section 1.04         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.05         Certificate of Incorporation; By-laws.

(a)          At the Effective Time, subject to Section 6.07(a), the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance therewith and applicable Law.

(b)          Unless otherwise determined by Constellation prior to the Closing, and subject to Section 6.07(a), the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the certificate of incorporation of the Surviving Corporation, such by-laws, and applicable Law.

(c)          At the Domestication, subject to receipt of approval by the shareholders of Constellation, Constellation shall adopt a Delaware certificate of incorporation in a form to be determined by Constellation (the “Interim Constellation Certificate of Incorporation”).

(d)          At the Closing, subject to receipt of approval by the shareholders of Constellation, Constellation shall amend and restate, effective as of the Effective Time, the Interim Constellation Certificate of Incorporation to be as set forth on Exhibit A (the “Final Constellation Certificate of Incorporation”).

Section 1.06         Directors and Officers.

(a)          The initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals set forth on Exhibit B hereto, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. Immediately prior to the Closing, the parties shall take all such actions as may be required to cause the individuals listed on Exhibit B to become directors and officers of the Surviving Corporation.

(b)          The parties shall cause the Constellation Board and the officers of Constellation as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit C.

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Section 1.07         Trust Disbursement. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and in accordance with the Constellation Certificate of Incorporation and the Trust Agreement, Constellation shall cause the Trustee to distribute the proceeds of the Trust Fund.

Article II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01         Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Constellation, Merger Sub, the Company or the holders of any of the following securities:

(a)          All Company Conversion Shares shall be canceled and shall be converted automatically, subject to Section 2.03, into the right to receive an aggregate of sixteen million (16,000,000) shares of Constellation Common Stock (subject to adjustment for any reverse stock split or other adjustment that may be effected for the purpose of meeting the initial listing requirements of the Nasdaq Capital Market, and only to the extent necessary to meet such listing requirements) minus the total number of shares of Constellation Common Stock that can be acquired or received pursuant to the In The Money Securities, as set forth on the Allocation Schedule (the “Merger Consideration”), with each holder of Company Conversion Shares to receive the right to receive the number of shares of Constellation Common Stock set forth opposite such holder’s name as set forth on the Allocation Schedule, payable upon surrender, in the manner provided in Section 2.06, of the Certificate that formerly evidenced such Company Conversion Share;

(b)          all shares of Company Common Stock and Company Preferred Stock held in the treasury of the Company and all shares of Company Common Stock and Company Preferred Stock owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c)          each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

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Section 2.02         Treatment of Company Options, Company RSUs and Company Warrants.

(a)          At the Effective Time, each Company Option, whether vested or unvested, and the Company Stock Plan shall be assumed by Constellation, and each such Company Option shall become an option to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time, such number of shares of Constellation Common Stock as set forth on the Allocation Schedule; provided that the assumption of each Company Option pursuant to this Section 2.02(a) shall comply with all requirements of Sections 424 and 409A of the Code and the U.S. Department of Treasury regulations issued thereunder, as applicable. Such Company Options shall continue in effect on the same terms and conditions to which they are currently subject (subject to the adjustments required by this Section 2.02 after giving effect to the Merger). The Company shall, prior to the Effective Time, take all actions necessary or desirable (as reasonably determined by the Company) in connection with the treatment of Company Options contemplated by this Section 2.02(a), including obtaining the consent from each holder of any Company Options (if such consent is required under the terms of the applicable agreement, instrument or plan). At the Effective Time, Constellation shall assume the Company Stock Plan such that stock options and other equity-based awards may be issued with respect to the shares available for grant thereunder as of immediately prior to the Effective Time (subject to appropriate adjustment pursuant to the Company Stock Plan and all equity-based awards granted thereunder) in respect of Constellation Common Stock under such Company Stock Plan.

(b)          Each Company RSU, whether vested or unvested, shall be assumed by Constellation and shall become the right to receive on the same terms and conditions as were applicable under such Company RSU immediately prior to the Effective Time, such number of shares of Constellation Common Stock as set forth on the Allocation Schedule.

(c)          As soon as practicable after the Effective Time, Constellation shall deliver to the participants in the Company Stock Plan appropriate notice setting forth such participants’ rights pursuant to Company Options and Company RSUs, as provided in this Section 2.02.

(d)          Constellation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Constellation Common Stock for delivery upon exercise of Company Options and settlement of Company RSUs and the issuance of stock options and other equity-based awards from the shares available for grant as of immediately prior to the Effective Time under the Company Stock Plan assumed in accordance with this Section 2.02. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days following the Effective Time, Constellation shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Constellation Common Stock subject to such options, such Company RSUs, and such Company Stock Plan and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options and Company RSUs remain outstanding.

(e)          At the Effective Time, by virtue of the Merger, each Company Warrant shall be automatically assumed by Constellation and shall become a warrant to acquire, on the same terms and conditions as were applicable under each such Company Warrant, such number of shares of Constellation Common Stock as set forth on the Allocation Schedule. The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Warrants contemplated by this Section 2.02(e). Constellation shall take all corporate actions necessary to reserve for issuance shares of Constellation Common Stock that will be subject to the Company Warrants, as adjusted per their terms.

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Section 2.03         Exchange of Shares.

(a)          Exchange Agent. Constellation shall deposit with Continental Stock Transfer & Trust Company (the “Exchange Agent”) the number of shares of Constellation Common Stock sufficient to deliver the aggregate Merger Consideration payable pursuant to this Agreement as of the Effective Time (such certificates being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions from Constellation, deliver the aggregate Merger Consideration in accordance with this Agreement.

(b)          Exchange Procedures. As promptly as practicable after the Effective Time, and in no event later than 10 days following the Closing, Constellation shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Company Conversion Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Company Conversion Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration such holder is entitled to receive in accordance with the provisions of Section 2.01(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Conversion Shares that is not registered in the transfer records of the Company, the proper amount of Merger Consideration that such holder in accordance with, the provisions of Section 2.01(a) may be issued to a transferee if the Certificate representing such Company Conversion Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 2.01(a).

(c)          Distributions with Respect to Unexchanged Shares of Constellation Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Constellation Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Constellation Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Constellation Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Constellation Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Constellation Common Stock.

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(d)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Conversion Shares for six (6) months after the Effective Time shall be delivered to Constellation, upon demand, and any holders of Company Conversion Shares who have not theretofore complied with this Article II shall thereafter look only to Constellation for the Merger Consideration and any dividends or other distributions with respect to the Constellation Common Stock to which they are entitled pursuant to Section 2.03(c). Any portion of the Exchange Fund remaining unclaimed by holders of Company Conversion Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Constellation free and clear of any claims or interest of any person previously entitled thereto.

(e)          No Liability. None of the Exchange Agent, Constellation or the Surviving Corporation shall be liable to any holder of Company Conversion Shares for any such Company Conversion Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f)           No Further Rights in Company Common Stock and Company Preferred Stock. All Merger Consideration payable upon conversion of the Company Conversion Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Conversion Shares.

(g)          No Fractional Shares. No fractional shares of Constellation Common Stock are contemplated to be issued pursuant to this Agreement.

(h)          Withholding Rights. Each of the Surviving Corporation and Constellation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Conversion Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Constellation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Conversion Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Constellation, as the case may be. To the extent that the amount so required to be deducted or withheld from any amounts payable, issuable or otherwise deliverable to a person under this Agreement exceeds the amount of cash otherwise payable to such person, Constellation, the Surviving Corporation, any of their affiliates and the Exchange Agent are hereby authorized to sell or otherwise dispose, or direct any other person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts payable, issuable or otherwise deliverable hereunder to such person as is necessary to provide sufficient funds to Constellation, the Surviving Corporation, any of their affiliates and the Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Constellation, the Surviving Corporation, any of their affiliates and the Exchange Agent, as applicable, shall notify the relevant person of such sale or other disposition and remit to such person any unapplied balance of the net proceeds of such sale or other disposition (after deduction for (x) the amounts required to satisfy the required withholding under the Agreement in respect of such person, (y) reasonable commissions payable to the broker and (z) other reasonable costs and expenses).

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(i)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 2.01(a) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.03(c).

Section 2.04         Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock, except as otherwise provided in this Agreement or by Law.

Section 2.05         Affiliates. Notwithstanding anything to the contrary herein, no Merger Consideration shall be delivered to a person who may be deemed an “affiliate” of the Company in accordance with Section 6.09 hereof for purposes of Rule 145 under the Securities Act until such person has executed and delivered to Constellation an executed copy of the affiliate letter contemplated in Section 6.09 hereof.

Section 2.06         Allocation Schedule. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Constellation a schedule setting forth a list of each stockholder of the Company, the number of shares of Company Common Stock, Company Preferred Stock, Company Options, Company RSUs and Company Warrants held by each such stockholder, the total Merger Consideration payable to each such stockholder and the total number of shares of Constellation Common Stock that can be acquired or received pursuant to the Company Options, Company RSUs or Company Warrants for each such stockholder. The schedule shall also set forth the number of Company Options, Company RSUs and Company Warrants in which a share of Company Common Stock is exercisable for a price less than $3.80 as of the date of this Agreement (the “In The Money Securities”) and the names of the holders of such In The Money Securities (such schedule, the “Allocation Schedule”).

Section 2.07         Appraisal Rights.

(a)          Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock or Company Preferred Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise losses his, her or its rights to appraisal of such shares of Company Common Stock or Company Preferred Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.03(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock or Company Preferred Stock (as the case may be).

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(b)          Prior to the Closing, the Company shall give Constellation (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Constellation (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Constellation and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Constellation and Merger Sub as follows:

Section 3.01         Organization and Qualification; Subsidiaries.

(a)          Each of the Company and each subsidiary of the Company (each a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company and each Company Subsidiary has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b)          A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock or other equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Company’s disclosure schedule (the “Company Disclosure Schedule”), which has been prepared by the Company and delivered by the Company to Constellation and Merger Sub prior to the execution and delivery of this Agreement. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.

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Section 3.02         Certificate of Incorporation and By-laws. The Company has heretofore furnished to Constellation a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents.

Section 3.03         Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 26,000,000 shares of Company Common Stock and (ii) 2,800,000 shares of Company Preferred Stock. As of the date of this Agreement and as of the Closing, (i) 4,648,083 shares of Company Common Stock are issued and outstanding (excluding all shares of Company Common Stock issued pursuant to the Convertible Notes, the Interim Convertible Notes or Company Options exercised after the date of this Agreement), (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 1,132,419 shares of Company Common Stock are reserved for issuance pursuant to the outstanding Company Warrants (subject to adjustment as of the Closing for certain Company Warrants that (i) shall expire on their own terms and conditions or that (ii) may be exercised, in each case between the date of this Agreement and prior to the Closing) and (iv) no shares of Company Common Stock are held by the Company Subsidiaries. As of the date of this Agreement and the Closing, 2,624,393 shares of Company Preferred Stock are issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and are, to the extent owned directly or indirectly by the Company, owned free and clear of all Liens, except for transfer restrictions of general applicability as may be provided under the Securities Act. As of the date of this Agreement and as of the Closing (subject to adjustment as of the Closing for certain Company Warrants that (i) shall expire on their own terms and conditions or that (ii) may be exercised, in each case between the date of this Agreement and prior to the Closing), Company Warrants to acquire an aggregate of 1,132,419 shares of Company Common Stock are issued and outstanding. As of the date of this Agreement, Company Options to acquire an aggregate of 1,957,656 shares of Company Common Stock are issued and outstanding. As of the date of this Agreement, Company RSUs to acquire an aggregate of 801,651 shares of Company Common Stock are issued and outstanding. Except as set forth in this Section 3.03, the Stockholder Support Agreement, or Section 3.03(a)-1 of the Company Disclosure Schedule, other than the Company Warrants, Company Options and Company RSUs, there are no options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except as set forth on Section 3.03(a)-2 of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements that may affect the voting or transfer of Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any other person, other than the Company Subsidiaries. Section 3.03(a)-3 of the Company Disclosure Schedule sets forth the following information with respect to the stockholders of the Company: (i) the name and address of each such stockholder; and (ii) the number of shares of Company Common Stock and Company Preferred Stock held by each such stockholder. Section 3.03(a)-4 of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name and address of the holders of each such Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; (v) the applicable vesting schedule (if any); (vi) the date on which such Company Warrant expires; and (vii) whether the exercisability of or right to repurchase of such Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Section 3.03(a)-5 of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name and address of the holders of each such Company Option; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the applicable vesting schedule (if any); (vi) the date on which such Company Option expires; and (vii) whether the exercisability of or right to repurchase of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Section 3.03(a)-6 of the Company Disclosure Schedule sets forth the following information with respect to each Company RSU outstanding as of the date of this Agreement: (i) the name and address of the holders of each such Company RSU; (ii) the number of shares of Company Common Stock subject to such Company RSU; (iii) the date on which such Company RSU was granted; (iv) the applicable vesting schedule (if any); (v) the date on which such Company RSU expires; and (vi) whether the vesting of such Company RSU and the granting of the underlying Company Common Stock will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. The Company has made available to Constellation accurate and complete copies of all Company Warrants, Company Options and Company RSUs that are currently outstanding. Section 3.03(a)-7 of the Company Disclosure Schedule sets forth all In The Money Securities outstanding as of the date of the Agreement and as of the Closing (subject to adjustment as of the Closing for In The Money Securities that (i) shall expire on their own terms and conditions or that (ii) may be exercised, in each case between the date of this Agreement and prior to the Closing). Section 3.03(a)-8 of the Company Disclosure Schedule sets forth all Company Warrants, Company Options and Company RSUs that are not In The Money Securities (collectively, the “Out Of The Money Securities”) outstanding as of the date of the Agreement and as of the Closing (subject to adjustment for Out Of The Money Securities that (i) shall expire on their own terms and conditions or that (ii) may be exercised, in each case between the date of this Agreement and prior to the Closing). Except as set forth on Section 3.03(a)-7 and Section 3.03(a)-8 of the Company Disclosure Schedule, there are no Company Warrants, Company Options and Company RSUs outstanding as of the date of the Agreement and as of the Closing. All shares of Company Common Stock and Company Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, Company Preferred Stock or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. All outstanding shares of Company Common Stock, all outstanding shares of Company Preferred Stock, all outstanding Company Warrants, all outstanding Company Options, all outstanding Company RSUs and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

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(b)          Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, except for transfer restrictions of general applicability as may be provided under the Securities Act.

Section 3.04         Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Stockholder Approval, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Constellation and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has taken all actions necessary to render inapplicable any control share acquisition, business combination, or other similar anti-takeover provision under the Company’s organizational documents or any applicable Takeover Statute that is or could become applicable to Constellation, Merger Sub, this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.05         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the certificate of incorporation or by-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

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(b)          The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) as set forth in Section 3.05(b) of the Company Disclosure Schedule.

Section 3.06         Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, (the “Company Permits”). After giving effect to all of the Transactions, the Company Permits will be sufficient for the conduct of Company’s business as currently conducted and as proposed to be conducted in each of the locations leased or subleased pursuant to the Lease Documents. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

Section 3.07         Financial Statements.

(a)          The Company has delivered to Constellation the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2017 and December 31, 2018, and the related audited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which contain an unqualified report of the Company’s auditors, and which are attached as Section 3.07(a) of the Company Disclosure Schedule. Each of the Audited Financial Statements (including the notes thereto) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

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(b)          Except as and to the extent set forth on the Audited Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole.

(c)          The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Company has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.07(c) of the Company Disclosure Schedule lists, and the Company has made available to Constellation complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(d)          Section 3.07(d) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and the Company Subsidiaries since January 1, 2015 and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Company Board. The Company has no off-balance sheet arrangements.

(e)          Since January 1, 2015, neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Since January 1, 2015, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

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(f)           To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(g)          All accounts receivable of the Company and the Company Subsidiaries reflected in the Audited Financial Statements or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP applied on a consistent basis and are not subject to valid defenses, setoffs or counterclaims. The Company’s reserve for contractual allowances and doubtful accounts is adequate and has been calculated in a manner consistent with past practices. Since the date of the Audited Financial Statements, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(h)          All accounts payable of the Company and the Company Subsidiaries reflected on the Audited Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the Audited Financial Statements, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

Section 3.08         Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

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Section 3.09         Absence of Litigation. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 3.10         Employee Benefit Plans.

(a)          Section 3.10(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, equity and equity-based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control or other employee benefit plans, programs or arrangements, and all employment, consulting, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any liability or obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director and/or consultant of the Company or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any ERISA Affiliate could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any ERISA Affiliate could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Company Subsidiary and any employee of the Company or any Company Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Company Subsidiary (collectively, the “Plans”). Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(b)          With respect to each Plan, the Company has furnished to Constellation (i) a true and complete copy of each Plan and each material document or amendment, if any, prepared in connection with each such Plan, (including, without limitation, a copy of each trust, group insurance contract or other funding arrangement), (ii) copies of the most recent summary plan descriptions and summary of material modifications, (iii) copies of the two (2) most recently filed Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules, (iv) copies of the most recently received IRS determination, information or notification letter for each such Plan, (v) copies of the non-discrimination testing results, if applicable, for the two (2) most recently completed Plan year and (vi) copies of all non-routine material correspondence from any Governmental Authority with respect to any Plan. Neither the Company nor any Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

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(c)          None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expected to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a plan subject to Section 412 of the Code and/or Title IV of ERISA, or (iii) a multiple employer plan subject to Section 413(c) of the Code (a “Multiple Employer Plan”).

(d)          None of the Plans obligates the Company nor any ERISA Affiliate, nor does the Company nor any ERISA Affiliate have any other obligation to (i) provide for the payment of separation, severance, termination or similar-type benefits to any person, (ii) pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) make any payment or provide any benefit as a result of a “change in control” that would be classified as “excess parachute payments” within the meaning of such term under Section 280G of the Code.

(e)          None of the Plans provides for or promises, nor does the Company nor any ERISA Affiliate have any other obligation to provide, retiree medical, disability or life insurance benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f)           Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the ERISA Affiliates have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)          Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

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(h)          There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan. Neither the Company nor any Company Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), and no fact or event exists which could reasonably be expected to give rise to any such liability. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could give rise to any fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i)           With respect to each Plan: (i) all contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates; (ii) there are no unfunded obligations under any Plan as of the date of this Agreement; and (iii) the present value of all liabilities under each Plan do not exceed the current fair market value of the assets of such Plan as of the date of this Agreement. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(j)           The Company, each ERISA Affiliate and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is in compliance, in all material respects, with the Patient Protection and Affordable Care Act (“ACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Plan to penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the ACA.

(k)          Each Plan that provides deferred compensation subject to Section 409A of the Code satisfies, in all material respects, in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3), and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Plan), and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could be incurred by a participant in any such Plan.

Section 3.11         Labor and Employment Matters.

(a)          Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (i) there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees; (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Company Subsidiary has materially breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

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(b)          The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or employ any person.

(c)          All directors, officers, management employees, and technical and professional employees of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

Section 3.12         Real Property; Title to Assets.

(a)          Neither the Company nor any Company Subsidiary owns a fee interest in any real property.

(b)          Section 3.12(b) of the Company Disclosure Schedule is a true, correct and complete list of each parcel of real property currently used, occupied, licensed, leased or subleased by the Company or any Company Subsidiary, with the name of the lessor and the date of the lease, license, occupancy agreement, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Company Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been delivered to Constellation. All the leases, licenses, occupancy agreements, subleases or other such agreements and any amendments thereto or assignments thereof for the parcels of real property set forth in Section 3.12(b) of the Company Disclosure Schedule are in full force and effect, are valid and effective in accordance with their respective terms, have not been modified except as set forth in Section 3.12(b) of the Company Disclosure Schedule and there is not, under any of such Lease Documents, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Lease Document, or person in the chain of title to such leased premises and there is no event, which, with notice or lapse of time, or both, would constitute a breach or default by such other party or person in the chain of title to such leased premises.

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(c)          There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary.

(d)          Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens, conditional and installment sale agreements, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title.

(e)          Company has made available to the Constellation true, correct and complete copies of the Lease Documents.

(f)           Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, there are no subleases, licenses, concessions or other agreements, written or oral (including without limitation outstanding options or rights of first refusal) granting to any party the right of use or occupancy of any portion of any of the premises leased pursuant to a Lease Document.

(g)          The Company and/or the Company Subsidiaries are in exclusive possession of each of the premises leased pursuant to the Lease Document and all easements, licenses or rights required by Law for use and occupancy thereof for the business of each of the Company and the Company Subsidiaries.

(h)          The buildings, improvements, structures, building systems, fixtures, machinery, equipment and other property, including, without limitation, heating, ventilation, air conditioning systems, mechanical, electrical, plumbing, environmental control, remediation and abatement systems, sewer, storm, waste water systems, irrigation, parking facilities, fire protection, security and surveillance systems, telecommunications, computer wiring, cable installations, roof, foundation, load-bearing walls and floors included in premises leased pursuant each of the Lease Documents, are, in all material respects, in good condition and repair except for reasonable maintenance and repairs.

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(i)           The Company Subsidiaries’ possession and quiet enjoyment of each premises leased pursuant to a Lease Document is not being disturbed and there are no disputes with respect to such Lease Document or premises.

(j)           Except as set forth on Section 3.12(j) of the Company Disclosure Schedule, no landlord’s/lessor’s consent is required as a result of the consummation of the Transactions.

(k)          To the Company’s knowledge, each premises leased pursuant to a Lease Document is in material compliance with all applicable Laws, including, without limitation, building, zoning, subdivision, health and safety and other land use Laws, the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the premises leased pursuant to a Lease Document. None of the Company Subsidiaries nor the Company has received any written notice of material violation of any Laws, including, without limitation, building, zoning, subdivision, health and safety and other land use Laws, the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the premises leased pursuant to a Lease Document, that is not cured and, to the Company’s knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation with respect to each premises leased pursuant to a Lease Document.

(l)           Neither Company nor any Company Subsidiaries has any offsets, defenses or claims against any landlord/lessor under any Lease Document.

(m)         Neither Company nor any Company Subsidiary has any material outstanding or deferred maintenance obligations under any Lease Document.

(n)          Company and the Company Subsidiaries have paid all rent and other sums due and owing under each Lease Document, including, without limitations any estimated amounts for common area maintenance, insurance and real estate taxes.

Section 3.13         Intellectual Property.

(a)          Section 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned by the Company and the Company Subsidiaries: (i) registered Intellectual Property rights, (ii)  applications for registrations of other Intellectual Property rights, (iii) registered Internet domain names, (iv) material unregistered Marks, copyrights, or other material unregistered Intellectual Property rights that are owned by the Company or any of the Company Subsidiaries.

(b)          Section 3.13(b) of the Company Disclosure Schedule contains a true, correct and complete list of all material contracts under which the Company or any of the Company Subsidiaries is a licensee to any Software or has received the right to use or ownership of any Intellectual Property or Business Systems from a third person, other than licenses for commercially available, off-the-shelf, unmodified Software, data or services and purchase orders entered into in the ordinary course of business that required individual or aggregate payments or consideration of $25,000 or less during any twelve (12) month period.

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(c)          Except as set forth Section 3.13(c) of the Company Disclosure Schedule and to the Company’s knowledge, the Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens or out-licenses, all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written license set forth on Section 3.13(b) of the Company Disclosure Schedule, all Intellectual Property rights necessary for, or used or held for use in, the operation of the business of the Company and the Company Subsidiaries as currently conducted and as proposed to be conducted as of the Closing Date, including all Intellectual Property rights set forth on Section 3.13(a) and Section 3.13(b) of the Company Disclosure Schedule (collectively, and together with any other Intellectual Property rights owned by the Company, the “Company Intellectual Property Rights”). To the Company’s knowledge, all Company Intellectual Property Rights are valid and enforceable. No loss or expiration of any of the Company Intellectual Property Rights is threatened, pending or, other than upon the expiration of its statutory term in the ordinary course, reasonably foreseeable. The Company and each of its applicable Company Subsidiaries have taken reasonable actions common in the industry to maintain, protect and enforce the Company Intellectual Property Rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. The Company and each of its applicable Company Subsidiaries have made timely payment of any filing, registration, examination, maintenance and renewal fees due with respect to the Company Intellectual Property Rights, and the Company Intellectual Property Rights are not subject to any unpaid fees or taxes for filings falling due within sixty (60) days after the Closing Date.

(d)          Except as set forth Section 3.13(d) of the Company Disclosure Schedule, (i) there are no claims or demands against the Company or any of the Company Subsidiaries that were either made within the past six (6) years or are presently pending, or to the Company’s knowledge threatened, (A) contesting the validity, use, ownership, inventorship, enforceability, patentability or registrability of any of the Company Intellectual Property Rights, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights or other rights of other persons, and, with respect to each of the foregoing clauses (A) and (B), to the Company’s knowledge, there is no reasonable basis for any such claim; (ii) to the Company’s knowledge, neither the Company nor any of the Company Subsidiaries has infringed, misappropriated or otherwise conflicted with, and to the Company’s knowledge the operation of its business as currently conducted and as proposed to be conducted as of the Closing Date does not and will not infringe, misappropriate or otherwise conflict with, any Intellectual Property rights or other rights of other persons, and neither the Company nor any of the Company Subsidiaries has received any notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property rights from any other person); and (iii) to the Company’s knowledge, no Supplier or any other third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property Rights or otherwise conflicted with any way with any Intellectual Property rights of any other person.

(e)          Except as set forth Section 3.13(e) of the Company Disclosure Schedule, all past and present employees, consultants, and independent contractors of the Company and the Company Subsidiaries who have had access to any Confidential Information or have that has contributed to or participated in the conception, creation or other development of any Intellectual Property for the Company or any of the Company Subsidiaries (or has been employed or engaged to do so) have executed written agreements with the Company or one of the Company Subsidiaries pursuant to which each of such persons agrees to protect the Confidential Information and assigns to the Company or the applicable Company Subsidiary of their entire right, title, and interest in and to any Intellectual Property created or otherwise developed by such person in the course of his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property rights, and such agreements are valid and enforceable in accordance with their terms.

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(f)           Neither the Company nor any of the Company Subsidiaries or any other party to any license with the Company or any of the Company Subsidiaries is in breach or in default of any license or services agreement specified in Section 3.13(b) or that is otherwise related to any Intellectual Property that used in the business of the Company or any of the Company Subsidiaries as currently conducted and as proposed to be conducted as of the Closing Date.

(g)          Neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect the Company Intellectual Property Rights.

(h)          The Company or one of the Company Subsidiaries leases, has the legal right to use or duly licenses and has procured a sufficient number of licenses (whether based on users, seats or some other metric) for all Software or Business Systems owned by another person and used by the Company or any of the Company Subsidiaries and necessary for the conduct of their respective businesses as currently conducted.

(i)           Each of the Company and the Company Subsidiaries has implemented and maintains industry standard data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data. There have been no actual or alleged incidents of data security breaches, unauthorized access to, use, disclosure or acquisition of, or other misuse of any Business Systems; unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or other notices received relating to Data Security Requirements. There are no Disabling Devices in the Business Systems, and the Company and the Company Subsidiaries have not received any complaints or inquiries from any persons related to any Disabling Devices.

(j)           The Company and each of the Company Subsidiaries maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been tested at least annually and proven effective upon testing in all material respects. In the last twenty-four (24) months, there have not been any widespread outages or material failures, breakdowns, or continued substandard performance affecting any of the Company’s and the Company Subsidiaries’ business that have caused any material disruption or interruption in any of such Business Systems and/or have prevented or prevent such Business Systems from performing in accordance with their specifications.

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(k)          The Company and each of the Company Subsidiaries have conducted and are conducting their respective business in compliance in all material respects with (i) all applicable Privacy/Data Security Laws, including, without limitation, Laws relating to healthcare and/or patient information, consumer credit information, including credit card numbers, social security numbers and insurance numbers; (ii) any privacy policies or related policies, programs or other notices, and any contractual obligations concerning the collection, dissemination, storage or use of Personal Information; (iii) applicable industry standards, and (iv) all contractual commitments that the Company and the Company Subsidiaries with respect to privacy and data security (collectively, the “Data Security Requirements”) In the past three (3) years, neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches or (y) been subject to or received notice of any audits, proceedings or investigations by, any governmental authority or other person or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, including consumer credit information, or the violation of any applicable Privacy/Data Security Laws, and to the Company’s knowledge, there is no reasonable basis for the same.

(l)           Neither the Company nor any of the Company Subsidiaries have used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any person any rights to or immunities under any of the Company Intellectual Property Rights or (ii) under any license requiring the Company to disclose or distribute the source code to any Software of the Company for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the such Software at no or minimal charge.

Section 3.14         Taxes.

(a)          The Company and each of the Company Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of the Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company and the Company Subsidiaries, for any material Taxes of the Company or any of the Company Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

(b)          Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than any agreements or similar contracts or arrangements that are not primarily related to Taxes.

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(c)          None of the Company and the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale or intercompany transaction (as defined in Treasury Regulations Section 1.1502-13) made on or prior to the Closing Date.

(d)          Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e)          Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (except for a group where the Company is the common parent).

(f)           Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or pursuant to applicable Law.

(g)          Neither the Company nor any of the Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(h)          The Company has made available to Constellation true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and the Company Subsidiaries for tax years 2015 through 2017.

(i)           There is no contract or agreement, plan or arrangement by the Company or the Company Subsidiaries covering any person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code, except as described in the Company reports or as may arise as a result of the Merger.

(j)           Neither the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)          The Company and the Company Subsidiaries are, and have at all times been, in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A). No IRS Form 8886 has been filed with respect to the Company or any Company Subsidiary.

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(l)           Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company or any of the Company Subsidiaries, threatening to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(m)         There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except Liens for current Taxes not yet due.

(n)          None of the Company and the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)          Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, that would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

(p)          As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (i) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

Section 3.15         Environmental Matters. Except as described in Section 3.15 of the Company Disclosure Schedule, (a) none of the Company nor any of the Company Subsidiaries has violated or is in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened Liens); (e) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); and (f) each of the Company and each Company Subsidiary has always been and is in compliance with its Environmental Permits. The Company or the Company Subsidiaries have delivered to Constellation true and complete copies of all environmental Phase I reports and other investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company or the Company Subsidiaries (or by a third party of which the Company or the Company Subsidiaries have knowledge) in relation to the current or prior business of the Company or the Company Subsidiaries or any real property presently or formerly owned, leased, or operated by the Company or the Company Subsidiaries (or its or their predecessors) that are in the possession, custody or control of the Company or the Company Subsidiaries.

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Section 3.16         Material Contracts.

(a)          Section 3.16(a) of the Company Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)          each contract and agreement which is likely to involve consideration of more than $50,000, in the aggregate, over the remaining term of such contract or agreement;

(ii)         each contract and agreement for the purchase of Inventory, spare parts, other materials or personal property with any Supplier or for the furnishing of services to the Company or any Company Subsidiary or otherwise related to their respective businesses to which the Company or any Company Subsidiary is a party;

(iii)        each contract and agreement for the sale of products, Inventory or other personal property, or for the furnishing of services by the Company or any Company Subsidiary to any person to which the Company or any Company Subsidiary is a party;

(iv)        all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party;

(v)         all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi)        all contracts and agreements evidencing indebtedness;

(vii)       all partnership, joint venture or similar agreements;

(viii)      all contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than in the ordinary course of business) or capital stock or other equity interests of another person;

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(ix)         all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(x)          all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(xi)         all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xii)        all contracts for employment and consulting services required to be listed in Section 3.10(a) of the Company Disclosure Schedule;

(xiii)       all contracts required to be listed in Section 3.13(b) of the Company Disclosure Schedule; and

(xiv)      all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Company Subsidiary or the conduct of their respective businesses, or the absence of which would have a material effect on the Company and the Company Subsidiaries.

(b)          each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract; the Company and the Company Subsidiaries have not received any claim of default under any such agreement; and neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, shall change the manner in which the Company or any Company Subsidiary engaged in business under or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Contract. The Company has furnished or made available to Constellation true and complete copies of all Material Contracts, including any and all amendments thereto.

Section 3.17         Insurance.

(a)          Section 3.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Company Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three (3) years, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. All material insurable risks of the Company and the Company Subsidiaries in respect of the businesses of each are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Company Subsidiaries are engaged.

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(b)          With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)          At no time subsequent to January 1, 2015 has the Company or any Company Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.17(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

Section 3.18         Board Approval; Vote Required.

(a)          The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders at the Company stockholders’ meeting.

(b)          The only votes of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other Transactions are the affirmative vote of the holders of (i) a majority of the outstanding shares of the capital stock of the Company and (ii) seventy percent (70%) of the outstanding shares of Company Preferred Stock (together, the “Company Stockholder Approval”) in favor of the approval and adoption of this Agreement and the Merger. The Written Consent, when executed and delivered, shall be sufficient to obtain the Company Stockholder Approval with no additional approval or vote from any holder of any shares or series of capital stock of the Company.

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Section 3.19         Customers and Suppliers. Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of the top five customers of the Company and the Company Subsidiaries (based on the revenue from such customer during the 12-month period ended December 31, 2018). No customer that accounted for more than two percent (2%) of the Company’s consolidated revenues during the 12-month period ended December 31, 2018 and no material Supplier of the Company and the Company Subsidiaries, (a) has canceled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term, (b) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any Company Subsidiary, or (c) to the Company’s knowledge, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or the Company Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Company Subsidiary of any products, equipment, goods or services. Neither the Company nor any Company Subsidiary has (a) breached, in any material respect, any agreement with, or (b) engaged in any fraudulent conduct with respect to, any such customer or Supplier of the Company or a Company Subsidiary.

Section 3.20         Inventories. Subject to amounts reserved therefor on the Audited Financial Statements, the values at which all Inventories are carried on the Audited Financial Statements reflect the historical inventory valuation policy of the Company and the Company Subsidiaries of stating such Inventories at the lower of cost (determined on the last in, first out for finished goods and weighted average for packaging and ingredients) or market value and all Inventories are valued such that the Company and the Company Subsidiaries will earn their customary gross margins thereon. Except as set forth in Section 3.20 of the Company Disclosure Schedule, the Company or a Company Subsidiary, as the case may be, has good and marketable title to the Inventories free and clear of all Liens.

Section 3.21         Certain Business Practices. None of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any Company Subsidiary, has (a) directly or indirectly received, offered, solicited or used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or business/patient referral generation; (b) not received any written notices, alleging a violation of any applicable law, regulation, or other legal requirement; (c) been subject to any adverse inspection, finding, penalty assessment, audit or other compliance or enforcement action by any Governmental Authority or, to the Company’s knowledge, any investigation by any Governmental Authority; (d) established or maintained any unrecorded fund or asset or made any knowingly false entries on any books or records of the Company or any Company Subsidiary; (e) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (f) made any payment in the nature of criminal or commercial bribery.

Section 3.22         Interested Party Transactions. No director, officer or other affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly, (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 3.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.22. The Company and the Company Subsidiaries have not, since January 1, 2015, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

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Section 3.23         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Article IV

REPRESENTATIONS AND WARRANTIES OF CONSTELLATION

As an inducement to the Company to enter into this Agreement, except as set forth in the Constellation SEC Reports, Constellation hereby represents and warrants to the Company as follows:

Section 4.01         Corporate Organization. Each of Constellation and Merger Sub is a corporation duly incorporated or organized (as the case may be), validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Constellation Material Adverse Effect.

Section 4.02         Certificate of Incorporation and By-laws. Constellation has heretofore furnished to the Company a complete and correct copy of the amended and restated memorandum of association and the amended and restated articles of association of Constellation (together the “Constellation BVI Governing Documents”) and Merger Sub has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and the by-laws, each as amended to date, of Merger Sub (together, the “Merger Sub Governing Documents”). As of the date of this Agreement until the Domestication, the Constellation BVI Governing Documents are in full force and effect. The Merger Sub Governing Documents are in full force and effect. Constellation is not in violation of any of the provisions of the Constellation BVI Governing Documents, and Merger Sub is not in violation of any of the provisions of the Merger Sub Governing Documents.

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Section 4.03         Capitalization.

(a)          As of the date of this Agreement, the authorized shares or capital stock of (A) Merger Sub consists of 1,000 shares of common stock (“Merger Sub Common Stock”) and (B) Constellation consists of (i) an unlimited number of shares of Constellation Common Stock and (ii) an unlimited number of shares of Constellation Preferred Stock. As of the date of this Agreement, (i) 4,155,000 shares of Constellation Common Stock are issued and outstanding (which excludes 1,187,532 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable, (ii) no shares of Constellation Common Stock are held in the treasury of Constellation, (iii) Constellation has reserved for future issuance 7,468,125 shares of Constellation Common Stock pursuant to outstanding Constellation Warrants, and (iv) Constellation has reserved for future issuance 1,493,125 shares of Constellation Common Stock pursuant to outstanding rights (“Constellation Rights”). As of the date of this Agreement, there are no shares of Constellation Preferred Stock issued and outstanding. As of the date of this Agreement, except for the Constellation Warrants, Constellation Rights and certain subscription agreements to purchase shares of Constellation Common Stock in accordance with Section 5.02(a), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Constellation or obligating Constellation to issue or sell any shares of capital stock of, or other equity interests in, Constellation. All shares of Constellation Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Constellation to repurchase, redeem or otherwise acquire any shares of Constellation Common Stock, except for the Redemption Rights. There are no outstanding contractual obligations of Constellation to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(b)          The shares of Constellation Common Stock to be issued pursuant to the Merger in accordance with Section 2.01 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Constellation Certificate of Incorporation or by-laws or any agreement to which the Constellation is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

Section 4.04         Authority Relative to this Agreement. Both Constellation and Merger Sub have all necessary power and authority to execute and deliver this Agreement and subject to obtaining the approval of the shareholders of Constellation, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Constellation and Merger Sub, and the consummation by Constellation and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Constellation or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filing with the SEC of the Registration Statement, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Constellation Common Stock and by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, the filing and recordation of appropriate merger documents as required by the DGCL and with respect to the issuance of Constellation Common Stock and the amendment and restatement of the Constellation Certificate of Incorporation pursuant to this Agreement, the approval of majority of the then-outstanding shares of Constellation Common Stock). This Agreement has been duly and validly executed and delivered by Constellation and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Constellation or Merger Sub, enforceable against Constellation or Merger Sub in accordance with its terms.

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Section 4.05         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Constellation and Merger Sub do not, and the performance of this Agreement by Constellation and Merger Sub will not, (i) conflict with or violate the Constellation BVI Governing Documents or the Merger Sub Governing Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Constellation or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Constellation or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Constellation or Merger Sub is a party or by which Constellation or Merger Sub or any of their property or assets is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Constellation Material Adverse Effect.

(b)          The execution and delivery of this Agreement by Constellation and Merger Sub do not, and the performance of this Agreement by Constellation and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Constellation or Merger Sub from performing its material obligations under this Agreement.

Section 4.06         Compliance. Neither Constellation nor Merger Sub is in conflict with, or in default, breach or violation of, (a) any Law applicable to Constellation or Merger Sub or by which any property or asset of Constellation or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Constellation or Merger Sub is a party or by which Constellation or Merger Sub or any property or asset of Constellation or Merger Sub is bound, except for any such conflicts, defaults, breaches or violations that would not have a Constellation Material Adverse Effect.

Section 4.07         SEC Filings; Financial Statements.

(a)          Constellation has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since June 19, 2017 (collectively, the “Constellation SEC Reports”). The Constellation SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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(b)          Each of the financial statements (including, in each case, any notes thereto) contained in the Constellation SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Constellation as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not have a Constellation Material Adverse Effect).

Section 4.08         Absence of Certain Changes or Events. Since June 19, 2017, or as expressly contemplated by this Agreement, or specifically disclosed in any Constellation SEC Report, (a) Constellation has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Constellation Material Adverse Effect.

Section 4.09         Absence of Litigation. There is no Action pending or, to the knowledge of Constellation, threatened against Constellation, or any property or asset of Constellation, before any Governmental Authority. Neither Constellation nor any material property or asset of Constellation is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Constellation, continuing investigation by, any Governmental Authority.

Section 4.10         Board Approval; Vote Required.

(a)          The Constellation Board, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement is fair to and in the best interests of Constellation and its shareholders, (ii) approved and declared the advisability of this Agreement, the transactions contemplated hereby (including but not limited to the Domestication and the issuance of Constellation Common Stock) and the Final Constellation Certificate of Incorporation, (iii) recommended that the shareholders of Constellation approve and adopt this Agreement, the transactions contemplated hereby (including but not limited to the Domestication and the issuance of Constellation Common Stock) and the Final Constellation Certificate of Incorporation and (iv) directed that this Agreement, the transactions contemplated hereby (including but not limited to the Domestication and the issuance of Constellation Common Stock) and the Final Constellation Certificate of Incorporation be submitted for consideration by the shareholders of Constellation at the Constellation Shareholders’ Meeting.

(b)          The only vote of the holders of any class or series of capital stock of Constellation necessary to approve this Agreement, the transactions contemplated hereby (including but not limited to the Domestication, the issuance of Constellation Common Stock and the Final Constellation Certificate of Incorporation) is the affirmative vote of the holders of a majority of the outstanding shares of Constellation Common Stock on account that such votes are to be in connection with the consummation of a business combination by Constellation.

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(c)          The Merger Sub Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the stockholder of Merger Sub.

(d)          The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 4.11         No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than as contemplated by this Agreement.

Section 4.12         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Constellation or Merger Sub.

Section 4.13         Constellation Trust Account. As of the date of this Agreement, Constellation maintains a trust account (the “Trust Account”) at Continental Stock Transfer & Trust Company (the “Trustee”). The amount held in the Trust Account, as of the date of this Agreement, totals at least that amount disclosed in Constellation’s Form 8-K dated as of March 25, 2019, less Taxes paid or payable with respect thereto (the “Trust Fund”). The monies held in the Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to the Investment Management Trust Account Agreement, dated as of June 19, 2017, between Constellation and the Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Constellation shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release as promptly as practicable, certain of the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Constellation due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of Constellation who have exercised their Redemption Rights, (ii) the underwriters for deferred underwriting commissions placed in the Trust Fund and payable upon consummation of the Merger, (iii) with respect to filings, applications and/or other actions payable upon consummation of the Merger, (iv) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (v) to the Trustee for fees and costs incurred in accordance with the Trust Agreement and (vi) to third parties (e.g., professionals, printers, etc.) who have rendered services to Constellation in connection with its efforts to effect the Merger.

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Section 4.14         Taxes.

(a)          Constellation and each of its subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Constellation or any of its subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Constellation and each of its subsidiaries, for any material Taxes of Constellation or any of its subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

(b)          Neither Constellation nor any of its subsidiaries is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than any agreements or similar contracts or arrangements that are not primarily related to Taxes.

(c)          None of Constellation and its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale or intercompany transaction (as defined in Treasury Regulations Section 1.1502-13) made on or prior to the Closing Date.

(d)          Each of Constellation and its subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

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(e)          Neither Constellation nor any of its subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (except for a group where Constellation is the common parent).

(f)           Neither Constellation nor any of its subsidiaries has any material liability for the Taxes of any person (other than Constellation and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or pursuant to applicable Law.

(g)          Neither Constellation nor any of its subsidiaries has any request for a material ruling in respect of Taxes pending between Constellation or any of its subsidiaries and any Tax authority.

(h)          Constellation has made available to the Company true, correct and complete copies of the U.S. federal income Tax Returns filed by Constellation and its subsidiaries for tax years 2015 through 2017.

(i)           There is no contract or agreement, plan or arrangement by Constellation or its subsidiaries covering any person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code, except as described in Constellation reports or as may arise as a result of the Merger.

(j)           Neither Constellation nor any of its subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)          Constellation and its subsidiaries are, and have at all times been, in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and neither Constellation nor any of its subsidiaries has engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A). No IRS Form 8886 has been filed with respect to Constellation or any of its subsidiaries.

(l)           Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of Constellation or any of its subsidiaries, threatening to assert against Constellation or any of its subsidiaries any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(m)         There are no Tax Liens upon any assets of Constellation or any of its subsidiaries except Liens for current Taxes not yet due.

(n)          None of Constellation and its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(o)          None of Constellation and its subsidiaries has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, that would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01         Conduct of Business by the Company Pending the Merger.

(a)          The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, unless Constellation shall otherwise consent in writing:

(i)          the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(ii)         the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b)          By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Constellation:

(i)          amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(ii)         issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary or (ii) any assets of the Company or any Company Subsidiary; except, with respect to the clause (i), the Company may issue (1) shares of Company Common Stock upon the exercise of Company Options outstanding on the date of this Agreement, (2) one or more convertible promissory notes having an aggregate principal amount of up to $3,000,000 (the “Interim Convertible Notes”), and (3) shares of Company Common Stock upon the conversion of the Convertible Notes and the Interim Convertible Notes, and with respect to clause (ii), in the ordinary course of business and in a manner consistent with past practice;

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(iii)        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv)        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v)         (A) acquire (including, without limitation, by merger, consolidation, or acquisition of capital stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) acquire any capital stock of any person; (C) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except (1) in connection with the issuance of the Interim Convertible Notes, and (2) in the ordinary course of business and consistent with past practice; or (D) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(b) (except those matters expressly excluded);

(vi)        hire any additional employees or consultants except in the ordinary course of business or to fill current vacancies or vacancies arising after the date of this Agreement due to the termination of any employee’s employment or consultant’s services, or increase the compensation payable or to become payable or the benefits provided to its directors or officers, except for increases in the ordinary course of business and consistent with past practice or grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director or officer of the Company or of any Company Subsidiary;

(vii)       adopt, amend or terminate any Plan except as required by applicable Law;

(viii)      exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Company Warrants as a result of the Merger, any other change in control of the Company or otherwise;

(ix)         take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, other than as required by GAAP;

(x)          make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(xi)         amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except in the ordinary course of business;

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(xii)        enter into any agreement that, if existing on the date of this Agreement, would be a Material Contract;

(xiii)       permit any material item of Company Intellectual Property Rights to lapse or to be abandoned, invalidated, dedicated, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company Intellectual Property Rights;

(xiv)      amend, modify or consent to the termination of any of the Lease Documents, or amend, waive, modify or consent to the termination of the Company’s, or any Company Subsidiary’s material rights thereunder; or

(xv)       announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02         Conduct of Business by Constellation Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, Constellation agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, Constellation shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company:

(a)          issue or sell any shares of Constellation Common Stock, except for issuances and sales of Constellation Common Stock at a price of not less than $3.25 per share (subject to adjustment for any reverse stock split or other adjustment that may be effected for the purpose of meeting the initial listing requirements of the Nasdaq Capital Market, and only to the extent necessary to meet such listing requirements), provided, that in no event shall the aggregate gross proceeds of such issuances and sales be more than twenty million dollars ($20,000,000);

(b)          issue, grant, sell or authorize the issuance, grant or sale of any options, warrants, convertible securities or other rights of any kind to acquire any shares of any class of Constellation capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Constellation (except as expressly permitted by Section 5.02(a));

(c)          purchase or redeem any shares of Constellation Common Stock (except pursuant to the Redemption Rights); or

(d)          effect any stock split, reverse stock split (except for the purpose of meeting the initial listing requirements of the Nasdaq Capital Market, and only to the extent necessary to meet such listing requirements), stock dividend (including any dividend or distribution of securities convertible into Constellation Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Constellation Common Stock.

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Section 5.03         Claims Against Trust Account.

(a)          The Company understands that, except for a portion of the interest earned on the amounts held in the Trust Account, Constellation may disburse monies from the Trust Account only: (i) to its public shareholders who exercise their Redemption Rights or in the event of the dissolution and liquidation of Constellation, (ii) to Constellation (less Constellation’s deferred underwriting compensation only) after Constellation consummates a business combination (as described in the Prospectus), or (iii) as consideration to the sellers of a target business with which Constellation completes a business combination.

(b)          The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Constellation on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.03(b) as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against the Trust Account for any reason whatsoever in respect thereof. In the event that the Company commences any Action based upon, in connection with, relating to or arising out of any matter relating to Constellation, which proceeding seeks, in whole or in part, relief against the Trust Account or the public shareholders of Constellation, whether in the form of money damages or injunctive relief, Constellation shall be entitled to recover from the Company the associated legal fees and costs in connection with any such Action, in the event Constellation prevails in such Action.

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Article VI

ADDITIONAL AGREEMENTS

Section 6.01         Joint Proxy Statement; Registration Statement.

(a)          As promptly as practicable after the execution of this Agreement and receipt of the Audited Financial Statements, (i) Constellation and the Company shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Joint Proxy Statement”) to be sent to the stockholders of the Company and the shareholders of Constellation relating (A) with respect to the Company’s stockholders, the action taken by certain stockholders of the Company pursuant to the Written Consent and (B) with respect to Constellation’s shareholders, the meeting of Constellation’s shareholders (the “Constellation Shareholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the transactions contemplated hereby, (2) the issuance of Constellation Common Stock as contemplated by this Agreement, (3) the Domestication, (4) the Interim Constellation Certificate of Incorporation to replace the Constellation BVI Governing Documents upon the Domestication, (5) the Final Constellation Certificate of Incorporation to replace the Interim Constellation Certificate of Incorporation at the Closing, (6) the assumption of the Company Stock Plan, and (7) any other proposals the parties deem necessary to effectuate the Merger (collectively, the “Constellation Proposals”) and (ii) Constellation shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Constellation Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement and (B) held by the shareholders of Constellation immediately prior to the Effective Time. The Company shall furnish all information concerning the Company as Constellation may reasonably request in connection with such actions and the preparation of the Joint Proxy Statement and Registration Statement. Constellation and the Company each shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, Constellation shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Constellation Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Joint Proxy Statement, each of the Company and Constellation shall mail the Joint Proxy Statement to its stockholders and shareholders, respectively.

(b)          No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Constellation or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Constellation and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Constellation Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c)          Constellation represents that the information supplied by Constellation for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Constellation, (iii) the time of the Constellation Shareholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Constellation or Merger Sub, or their respective officers or directors, should be discovered by Constellation which should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, Constellation shall promptly inform the Company. All documents that Constellation is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

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(d)          The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Constellation, (iii) the time of the Constellation Shareholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, the Company shall promptly inform Constellation. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e)          Constellation (and Merger Sub) and the Company shall use their respective best efforts to execute and deliver to Greenberg Traurig, LLP (“Greenberg”) and to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. (“Mintz”) prior to the Registration Statement being declared effective by the SEC, the applicable Tax Representation Letters referenced in Section 6.11(b). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, Constellation and the Company shall use their respective commercially reasonable efforts to cause Greenberg to deliver to Constellation and to cause Mintz to deliver to the Company, a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, Greenberg and Mintz shall be entitled to rely on the Tax Representation Letters referred to in this Section 6.01(e) and Section 6.11(b).

Section 6.02         Constellation Shareholders’ Meetings; Merger Sub Stockholder’s Approval.

(a)          Constellation shall call and hold the Constellation Shareholders’ Meeting for the purpose of voting upon the Constellation Proposals and Constellation shall use its reasonable best efforts to hold the Constellation Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Constellation shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the Constellation Proposals and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders.

(b)          Promptly following the execution of this Agreement, Constellation shall approve and adopt this Agreement and approve the Merger, as the sole stockholder of Merger Sub.

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Section 6.03         Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to Constellation, of holders of (i) capital stock of the Company holding a majority or greater of the outstanding voting shares of such capital stock of the Company and (ii) Company Preferred Stock holding at least seventy percent (70%) of the outstanding shares of Company Preferred Stock (including the Key Company Stockholders), each in favor of the approval and adoption of this Agreement and the Merger (the “Written Consent”) as is required to approve and adopt the Transactions (including the Merger) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within forty-eight (48) hours after the Registration Statement becomes effective. The Company shall not send the Registration Statement to the stockholders of the Company (excluding the stockholders of the Company who have executed the Written Consent) until after delivery of the Written Consent to Constellation.

Section 6.04         Access to Information; Confidentiality.

(a)          Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Constellation or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Effective Time, the Company and Constellation shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

(b)          All information obtained by the parties pursuant to this Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated December 4, 2018 (the “Confidentiality Agreement”), between Constellation and the Company.

(c)          No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d)          Notwithstanding anything in this Agreement to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

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Section 6.05         Company Solicitation; Change in Recommendation.

(a)          From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause the Company Subsidiaries and each of their respective Representatives to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof. The Company shall promptly notify Constellation (and in any event within twenty-four hours) of the receipt of any Company Acquisition Proposal after the date hereof, which notice shall identify the third party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal.

(b)          Notwithstanding Section 6.05(a), prior to the receipt of the Company Stockholder Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 6.05(c), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Company Acquisition Proposal in writing that the Company Board reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Company Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company or any of the Company Subsidiaries pursuant to an executed confidentiality agreement in a form reasonably acceptable to the Company and Constellation (a copy of such confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided to Constellation); provided, that the Company shall promptly provide to Constellation and Merger Sub any material non-public information that is provided to any such person which has not previously been provided to Constellation and Merger Sub.

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(c)          The Company Board shall not take any of the actions referred to in Section 6.05(b) unless the Company shall have delivered to Constellation a prior written notice advising Constellation that it intends to take such action. The Company shall notify Constellation promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any Company Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Company Acquisition Proposal or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party. In such notice, the Company shall identify the third party making any such Company Acquisition Proposal, indication or request and provide the details of the material terms and conditions of any such Company Acquisition Proposal, indication or request. The Company shall keep Constellation informed, on a current and prompt basis, of the status and material terms of any such Company Acquisition Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments. The Company shall promptly provide Constellation copies of any nonpublic information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any third party to the extent such information has not been previously provided to Constellation.

(d)          Except as set forth in this Section 6.05(d), neither the Company Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Constellation or Merger Sub, the Company Board recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Company Acquisition Proposal or Company Superior Proposal, (ii) make any public statement inconsistent with the Company Board recommendation, (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”), or (iv) authorize, cause or permit the Company or any of the Company Subsidiaries or any of their respective Representatives to enter into any Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval, but not after, the Company Board may make a Company Adverse Recommendation Change or cause the Company to enter into (or permit any Company Subsidiary to enter into) a Company Acquisition Agreement with respect to a Company Acquisition Proposal only if the Company Board has reasonably determined in good faith, after consultation with its outside legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (ii) that such Company Acquisition Proposal constitutes a Company Superior Proposal; provided, however, that prior to taking such action, (A) the Company promptly notifies Constellation, in writing, at least three (3) Business Days (the “Company Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Company Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Company Superior Proposal, which notice shall (1) state expressly that the Company has received a Company Acquisition Proposal that the Company Board intends to declare a Company Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement, and (2) include a copy of the most current version of the proposed agreement relating to such Company Superior Proposal (which version shall be updated on a prompt basis, but in each case redacted as necessary to exclude the identity of the third party making such Company Superior Proposal), and a description of any financing commitments relating thereto; (B) the Company shall, and shall cause the Company Subsidiaries to, and shall cause its and the Company Subsidiaries’ Representatives to, during the Company Notice Period, negotiate with Constellation in good faith in respect of adjustments in the terms and conditions of this Agreement such that such Company Acquisition Proposal would cease to constitute a Company Superior Proposal, if Constellation, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Company Notice Period, there is any material revision to the terms of a Company Superior Proposal, including, any revision in price, the Company Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Company Notice Period subsequent to the time the Company notifies Constellation of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Company Notice Period (as extended pursuant to the preceding clause (B)) the Company Board determines in good faith, after consulting with outside legal counsel, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal after taking into account any adjustments made by Constellation during the Company Notice Period in the terms and conditions of this Agreement; and provided, further, that the Company has complied with its obligations under this Section 6.05(d).

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Section 6.06         Employee Benefits Matters. Employees of the Company or any Company Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Constellation shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Constellation or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and the Company Subsidiaries in the calendar year in which the Effective Time occurs.

Section 6.07         Directors’ and Officers’ Indemnification and Insurance.

(a)          The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VIII of the certificate of incorporation of the Company and Article V of the by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

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(b)          The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.07(b) more than an amount per year equal to 125% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $53,311 in the aggregate).

Section 6.08         Notification of Certain Matters. The Company shall give prompt notice to Constellation, and Constellation shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Constellation or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.09         Company Affiliates. No later than thirty (30) days after the date of this Agreement, the Company shall deliver to Constellation a list of names and addresses of those persons who were, in the Company’s reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a “Company Affiliate”)) of the Company. The Company shall provide Constellation with such information and documents as Constellation shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Constellation, prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit D, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list.

Section 6.10         Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

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Section 6.11         Tax Matters.

(a)          Each of Constellation, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Constellation, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(b)          The Company shall use its best efforts to deliver to Greenberg and Mintz a tax representation letter (a “Tax Representation Letter”), dated as of the date of the tax opinions referenced in Section 6.01(e) and signed by an officer of the Company, containing customary representations of the Company, and Constellation (and Merger Sub) shall use its best efforts to deliver to Greenberg and Mintz a Tax Representation Letter, dated as of the date of the tax opinions referenced in Section 6.01(e) and signed by an officer of Constellation (and Merger Sub), containing customary representations of Constellation (and Merger Sub), in each case as shall be reasonably necessary or appropriate to enable Greenberg and Mintz to render the applicable tax opinions described in Section 6.01(e) of this Agreement.

Section 6.12         Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which will be agreed to by each of Constellation and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the Nasdaq Capital Market, each of Constellation and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions.

Section 6.13         Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, each of the Company, Constellation and Merger Sub and their respective board of directors, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.14         Domestication. Constellation shall effect the Domestication at least two (2) Business Days prior to the Closing Date pursuant to and in accordance with Section 388 of the DGCL and Section 184 of the BVIBCA.

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Section 6.15         Constellation Solicitation; Change in Recommendation.

(a)          From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.01, Constellation shall not, and shall direct its Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Constellation Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Constellation Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Constellation Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Constellation Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Constellation, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Constellation Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Constellation Acquisition Proposal (each, a “Constellation Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Constellation Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. Constellation shall, and shall instruct and cause each of its Representatives to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Constellation Acquisition Proposal. Constellation also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring Constellation to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof. Constellation shall promptly notify the Company (and in any event within twenty-four hours) of the receipt of any Constellation Acquisition Proposal after the date hereof, which notice shall identify the third party making any Constellation Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Constellation Acquisition Proposal.

(b)          Notwithstanding Section 6.15(a), prior to this Agreement receiving the requisite vote for approval at the Constellation Shareholders’ Meeting, the Constellation Board, directly or indirectly through any Representative, may, subject to Section 6.15(c), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Constellation Acquisition Proposal in writing that the Constellation Board reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Constellation Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to Constellation pursuant to an executed confidentiality agreement in a form reasonably acceptable to the Company and Constellation (a copy of such confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided to the Company); provided, that Constellation shall promptly provide to the Company any material non-public information that is provided to any such person which has not previously been provided to the Company.

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(c)          The Constellation Board shall not take any of the actions referred to in Section 6.15(b) unless Constellation shall have delivered to the Company a prior written notice advising the Company that it intends to take such action. Constellation shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by Constellation or any of its Representatives of any Constellation Acquisition Proposal, any inquiry that would reasonably be expected to lead to a Constellation Acquisition Proposal or any request for non-public information relating to Constellation or for access to the business, properties, assets, personnel, books or records of Constellation by any third party. In such notice, Constellation shall identify the third party making any such Constellation Acquisition Proposal, indication or request and provide the details of the material terms and conditions of any such Constellation Acquisition Proposal, indication or request. Constellation shall keep the Company informed, on a current and prompt basis, of the status and material terms of any such Constellation Acquisition Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments. Constellation shall promptly provide the Company copies of any nonpublic information concerning Constellation’s business, present or future performance, financial condition or results of operations provided to any third party to the extent such information has not been previously provided to the Company.

(d)          Except as set forth in this Section 6.15(d), neither the Constellation Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to the Company, the Constellation Board recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the shareholders of Constellation any Constellation Acquisition Proposal or Constellation Superior Proposal, (ii) make any public statement inconsistent with the Constellation Board recommendation, (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Constellation Adverse Recommendation Change”), or (iv) authorize, cause or permit Constellation or any of its Representatives to enter into any Constellation Acquisition Agreement. Notwithstanding the foregoing, at any time prior to this Agreement receiving the requisite vote for approval at the Constellation Shareholders’ Meeting, but not after, the Constellation Board may make a Constellation Adverse Recommendation Change or cause Constellation to enter into a Constellation Acquisition Agreement with respect to a Constellation Acquisition Proposal only if the Constellation Board has reasonably determined in good faith, after consultation with its outside legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the Constellation Board’s fiduciary duties under applicable Law, and (ii) that such Constellation Acquisition Proposal constitutes a Constellation Superior Proposal; provided, however, that prior to taking such action, (A) Constellation promptly notifies the Company, in writing, at least three (3) Business Days (the “Constellation Notice Period”) before making a Constellation Adverse Recommendation Change or entering into a Constellation Acquisition Agreement, of its intention to take such action with respect to a Constellation Superior Proposal, which notice shall (1) state expressly that Constellation has received a Constellation Acquisition Proposal that the Constellation Board intends to declare a Constellation Superior Proposal and that the Constellation Board intends to make a Constellation Adverse Recommendation Change and/or Constellation intends to enter into a Constellation Acquisition Agreement, and (2) include a copy of the most current version of the proposed agreement relating to such Constellation Superior Proposal (which version shall be updated on a prompt basis, but in each case redacted as necessary to exclude the identity of the third party making such Constellation Superior Proposal), and a description of any financing commitments relating thereto; (B) Constellation shall, and shall cause its Representatives to, during the Constellation Notice Period, negotiate with the Company in good faith in respect of adjustments in the terms and conditions of this Agreement such that such Constellation Acquisition Proposal would cease to constitute a Constellation Superior Proposal, if the Company, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Constellation Notice Period, there is any material revision to the terms of a Constellation Superior Proposal, including, any revision in price, the Constellation Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Constellation Notice Period subsequent to the time Constellation notifies the Company of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Constellation Notice Period (as extended pursuant to the preceding clause (B)) the Constellation Board determines in good faith, after consulting with outside legal counsel, that such Constellation Acquisition Proposal continues to constitute a Constellation Superior Proposal after taking into account any adjustments made by the Company during the Constellation Notice Period in the terms and conditions of this Agreement; and provided, further, that Constellation has complied with its obligations under this Section 6.15(d).

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Article VII

CONDITIONS TO THE MERGER

Section 7.01         Conditions to the Obligations of Each Party. The obligations of the Company, Constellation and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)          Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b)          Company Stockholder Approval. The Company shall have received the Company Stockholder Approval in accordance with the DGCL and the Company’s Certificate of Incorporation.

(c)          Constellation Shareholder Approval. The Constellation Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Constellation in accordance with the Joint Proxy Statement, the BVIBCA and the Constellation Certificate of Incorporation.

(d)          No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger or the other Transactions illegal or otherwise prohibiting consummation of the Merger or the other Transactions.

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(e)          U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(f)           Governmental Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Authorities.

(g)          Available Cash. After (i) giving effect to (A) the exercise of Redemption Rights by any holder of Constellation Common Stock and (B) all payments related to such exercise and (ii) adding the amount of any proceeds received from any financing consummated after the date hereof and prior to or at the Effective Time, Constellation shall have at least fifteen million dollars ($15,000,000) of cash held either in or outside of the Trust Account (none of which shall be redeemable pursuant to any Redemption Rights or otherwise).

(h)          Stock Exchange Listing. The shares of Constellation Common Stock shall continue to be listed on the Nasdaq Capital Market as of the Closing Date.

(i)           Domestication. The Domestication shall have occurred and Constellation shall have delivered to the Company reasonably sufficient evidence of the Domestication.

Section 7.02         Conditions to the Obligations of Constellation and Merger Sub. The obligations of Constellation and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of the Company contained in Section 3.03 (Capitalization) shall be true and correct in all respects as of the Closing as though made on the Closing except for de minimis errors therein and the representation and warranty of the Company contained in Sections 3.01 (Organization and Qualification), 3.04 (Authority Relative to this Agreement), 3.08 (Absence of Certain Changes or Events), 3.14(a) (Taxes), 3.18 (Board Approval; Vote Required) and 3.23 (Brokers) shall be true and correct in all respects as of the Closing as though made on the Closing. All other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided that any representation or warranty that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the Closing, or as of such particular earlier date, as the case may be).

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

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(c)          Material Adverse Effect. Since the date of this Agreement no Company Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a Company Material Adverse Effect shall have occurred.

(d)          Officer Certificate. The Company shall have delivered to Constellation a certificate, dated the date of the Closing, signed by the President of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).

(e)          Affiliate Letters. Constellation shall have received from each Company Affiliate an executed copy of the affiliate letter contemplated in Section 6.09.

(f)           Third Party Consents. All consents from third parties under any Company contract or other material agreement, contract, license, lease or other instrument to which the Company or any Company Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement and set forth on Exhibit E shall have been obtained from such third parties.

(g)          Resignation. Other than those persons who Constellation has identified as continuing directors, all members of the Company Board and the board of directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(h)          FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to Constellation a properly executed certification that shares of the Company are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Constellation with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i)           Allocation Schedule. The Company shall have delivered or cause to be delivered to Constellation the Allocation Schedule in accordance with Section 2.06.

(j)           Registration Rights Agreement. On or prior to the Closing, the persons listed on Exhibit F shall have executed and delivered the registration rights agreement, substantially in the form attached hereto as Exhibit H (the “Registration Rights Agreement”).

(k)          Lock-up Agreement. On or prior to the Closing, the persons listed on Exhibit G shall have executed and delivered the lock-up agreement, substantially in the form attached hereto as Exhibit I (the “Lock-up Agreement”)

(l)           Dissenting Shares. The number of Dissenting Shares shall not be in excess of ten percent (10%) of the total outstanding shares of both the Company Common Stock and Company Preferred Stock.

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(m)         Convertible Notes. The Company shall have (i) converted all debt amounts under each of the Convertible Notes into shares of Company Common Stock in accordance with the terms and conditions of each such Convertible Note and (ii) delivered to Constellation reasonable evidence of each such conversion of the Convertible Notes.

(n)          Interim Convertible Notes. The Company shall have (i) converted all debt amounts under each of the Interim Convertible Notes into shares of Company Common Stock in accordance with the terms and conditions of each such Interim Convertible Note and (ii) delivered to Constellation reasonable evidence of each such conversion of the Interim Convertible Notes.

Section 7.03         Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Constellation contained in Sections 4.01 (Corporate Organization), 4.04 (Authority Relative to this Agreement), Section 4.08 (Absence of Certain Changes or Events), Section 4.10 (Board Approval; Vote Required) and Section 4.12 (Brokers) shall be true and correct in all respects as of the Closing as though made on the Closing. All other representations and warranties of Constellation contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided that any representation or warranty that is qualified by materiality or Constellation Material Adverse Effect shall be true and correct in all respects as of the Closing, or as of such particular earlier date, as the case may be).

(b)          Agreements and Covenants. Constellation and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)          Material Adverse Effect. Since the date of this Agreement no Constellation Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a Constellation Material Adverse Effect shall have occurred.

(d)          Officer Certificate. Constellation shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Constellation, certifying as to the satisfaction of the conditions specified in Sections 7.03(a), 7.03(b) and 7.03(c).

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Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01         Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or the shareholders of Constellation, as follows:

(a)          by mutual written consent of Constellation and the Company duly authorized by the Constellation Board and the Company Board; or

(b)          by either Constellation or the Company if the Effective Time shall not have occurred on or before September 23, 2019; or

(c)          by either Constellation or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

(d)          by either Constellation or the Company if this Agreement shall fail to receive the requisite vote for approval at the Constellation Shareholders’ Meeting; or

(e)          by Constellation if the Company Board or a committee thereof (A) shall have made a Company Adverse Recommendation Change, (B) withdrawn or modified in any manner adverse to Constellation or Merger Sub its approval or recommendation of the Merger or this Agreement, or (C) approved or recommended any Company Acquisition Proposal; or

(f)           by Constellation if the Company shall have failed to deliver the Written Consent to Constellation within forty-eight (48) hours after the Registration Statement becomes effective; or

(g)          by Constellation upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) and 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, Constellation may not terminate this Agreement under this Section 8.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Constellation to the Company; or

(h)          by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Constellation and Merger Sub set forth in this Agreement, or if any representation or warranty of Constellation and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) and 7.03(b) would not be satisfied (“Terminating Constellation Breach”); provided, however, that, if such Terminating Constellation Breach is curable by Constellation and Merger Sub, the Company may not terminate this Agreement under this Section 8.01(h) for so long as Constellation and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Constellation; or

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(i)           by the Company, at any time prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 6.05(d); provided, that prior to or concurrently with such termination the Company pays the Termination Fee due under Section 8.03(a); or

(j)           by Constellation, if there shall have occurred a Company Material Adverse Effect; or

(k)          by the Company if the Constellation Board or a committee thereof (A) shall have made a Constellation Adverse Recommendation Change, (B) withdrawn or modified in any manner adverse to the Company its approval or recommendation of the Merger or this Agreement, or (C) approved or recommended any Constellation Acquisition Proposal; or

(l)           by Constellation, at any time prior to this Agreement receiving the requisite vote for approval at the Constellation Shareholders’ Meeting, in connection with entering into a Constellation Acquisition Agreement with respect to a Constellation Superior Proposal in accordance with Section 6.15(d); provided, that prior to or concurrently with such termination Constellation pays the Termination Fee due under Section 8.03(b).

Section 8.02         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 9.01.

Section 8.03         Termination Fee.

(a)          In the event that:

(i)          this Agreement is terminated by the Company or Constellation pursuant to Section 8.01(b) or by Constellation pursuant to Section 8.01(f) or Section 8.01(g); provided, that (A) a bona fide Company Acquisition Proposal shall have been made, proposed or otherwise communicated to the Company after the date of this Agreement and (B) within six (6) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to a Company Acquisition Proposal; provided, that, for purposes of clauses (A) and (B) of this Section 8.03(a)(i), the references to “10%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”; or

(ii)         this Agreement is terminated (A) by Constellation pursuant to Section 8.01(e) or (B) by the Company pursuant to Section 8.01(i);

then, in any such event under clause (i) or (ii) of this Section 8.03(a), the Company shall pay the Termination Fee to Constellation or its designee by wire transfer of same day funds (x) in the case of Section 8.03(a)(ii)(A), within two (2) Business Days after such termination, (y) in the case of Section 8.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 8.03(a)(i), within two (2) Business Days after the consummation of the Company Acquisition Proposal referred to therein; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

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As used herein, “Termination Fee” means two million eighty thousand dollars ($2,080,000).

(b)          In the event that:

(i)          this Agreement is terminated by the Company or Constellation pursuant to Section 8.01(b) or Section 8.01(d) or by the Company pursuant to Section 8.01(h); provided, that (A) a bona fide Constellation Acquisition Proposal shall have been made, proposed or otherwise communicated to Constellation after the date of this Agreement and (B) within six (6) months of the date this Agreement is terminated, Constellation enters into a definitive agreement with respect to a Constellation Acquisition Proposal; provided, that, for purposes of clauses (A) and (B) of this Section 8.03(b)(i), the references to “10%” in the definition of Constellation Acquisition Proposal shall be deemed to be references to “50%”; or

(ii)         this Agreement is terminated (A) by the Company pursuant to Section 8.01(k) or (B) by Constellation pursuant to Section 8.01(l);

then, in any such event under clause (i) or (ii) of this Section 8.03(b), Constellation shall pay the Termination Fee to Company or its designee by wire transfer of same day funds (x) in the case of Section 8.03(b)(ii)(A), within two (2) Business Days after such termination, (y) in the case of Section 8.03(b)(ii)(B), simultaneously with such termination or (z) in the case of Section 8.03(b)(i), within two (2) Business Days after the consummation of the Constellation Acquisition Proposal referred to therein; it being understood that in no event shall Constellation be required to pay the Termination Fee on more than one occasion..

(c)          The parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the parties to enter into this Agreement. If Constellation or DermTech (as the case may be) fails to pay any amounts due under this Section 8.03 (the “Defaulting Party”), and the other party (the “Aggrieved Party”) commences a suit which results in a final, nonappealable judgment against the Defaulting Party, for any such amounts or any portion thereof, then the Defaulting Party shall pay the Aggrieved Party’s costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on any such amounts at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment.

Section 8.04         Fees and Expenses. Except as set forth in this Section 8.04, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that Constellation and the Company shall each pay one-half of all Expenses relating to (i) printing, filing and mailing the Registration Statement and the Joint Proxy Statement and all SEC, Nasdaq Capital Market and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement, and (ii) the filing fee for the notification and report forms filed under HSR. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder or shareholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the Closing of the Merger and the other transactions contemplated by this Agreement.

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Section 8.05         Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Conversion Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.06         Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article IX

GENERAL PROVISIONS

Section 9.01         Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.07, and 6.10 and this Article IX shall survive the Effective Time and the provisions of Section 8.03 shall survive the termination of this Agreement.

Section 9.02         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Constellation or Merger Sub:

2054 Vista Parkway
Emerald View, Suite 400
West Palm Beach, FL 33411
Telephone No.: (561) 404-9034
Attention:	Rajiv Shukla
Email:	rss@constellationalpha.com

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with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Telephone No.: (212) 801-9200
Attention:	Joseph Herz
Email:	Herzj@gtlaw.com

if to the Company:

11099 N. Torrey Pines Road, #100
La Jolla, California 92037
Telephone No.: (858) 291-7505
Attention:	Steven Kemper
Email:	skemper@dermtech.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
3580 Carmel Mountain Road, Suite 300
San Diego, California 92130
Telephone No.: (858) 314-1515
Attention:	Jeremy Glaser
Email:	JDGlaser@mintz.com

Section 9.03         Certain Definitions.

(a)          For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Registration Rights Agreement, the Lock-up Agreement and the Stockholder Support Agreement.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company’s Business Systems.

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“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Company and/or any of the Company Subsidiaries in the conduct of their respective businesses.

“Company Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any Company Subsidiary and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 10% or more of the total voting power or of any class of equity securities of the Company or those of any of the Company Subsidiaries, or 10% or more of the consolidated total assets (including equity securities of the Company Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Company Common Stock” means the common stock of the Company.

“Company Conversion Share” means a share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time that is not canceled pursuant to Section 2.01(b) and any Dissenting Shares.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on the Company or the Company Subsidiaries.

“Company Options” means the options, issued by the Company and outstanding, to purchase shares of Company Common Stock.

“Company Preferred Stock” means the shares of Company Preferred Stock, par value $0.001 per share, designated as Series C Preferred Stock in the Certificate of Incorporation of the Company.

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“Company RSUs” means the restricted stock unit awards, issued by the Company and outstanding, to acquire shares of Company Common Stock.

“Company Stock Plan” means the DermTech, Inc. Amended and Restated 2010 Stock Plan, as amended.

“Company Superior Proposal” means a bona fide, written Company Acquisition Proposal, not solicited, received, initiated or facilitated in violation of Section 6.05, involving (i) assets that generate more than 50% of the consolidated total revenues of the Company and the Company Subsidiaries, taken as a whole, (ii) assets that constitute more than 50% of the consolidated total assets of the Company and the Company Subsidiaries, taken as a whole, or (iii) more than 50% of the total voting power of the equity securities of the Company, in each case, that the Company Board (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to the Company than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Constellation in response to such Superior Proposal pursuant to, and in accordance with, Section 6.05(d).

“Company Warrants” means the warrants, issued by the Company and outstanding, to purchase shares of Company Common Stock.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or the Company Subsidiaries that is not already generally available to the public, including any Intellectual Property rights.

“Constellation Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Constellation and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 10% or more of the total voting power or of any class of equity securities of Constellation, other than the transactions contemplated by this Agreement, provided, however, that any issuances and sales of Constellation Common Stock in accordance with Section 5.02(a) shall not be a Constellation Acquisition Proposal.

“Constellation Certificate of Incorporation” means (a) prior to the Domestication, the Constellation BVI Governing Documents, (b) following the Domestication, the Interim Constellation Certificate of Incorporation.

“Constellation Common Stock” means (a) prior to the Domestication, ordinary shares of no par value of Constellation and (b) following the Domestication, the shares of common stock of Constellation.

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“Constellation Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of Constellation and its subsidiaries taken as a whole or (ii) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Constellation from performing its obligations under this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on Constellation or its subsidiaries.

“Constellation Preferred Stock” means (a) prior to the Domestication, the preferred shares of Constellation and (b) following the Domestication, the shares of preferred stock, of Constellation.

“Constellation Superior Proposal” means a bona fide, written Constellation Acquisition Proposal, not solicited, received, initiated or facilitated in violation of Section 6.15, involving more than 50% of the total voting power of the equity securities of Constellation that the Constellation Board (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to Constellation than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Constellation Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by the Company in response to such Constellation Superior Proposal pursuant to, and in accordance with, Section 6.15(d).

“Constellation Warrant Agreement” means that certain warrant agreement dated June 19, 2017 by and between Constellation and Continental Stock Transfer & Trust Company.

“Constellation Warrants” means the warrants of Constellation contemplated under the Constellation Warrant Agreement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Convertible Notes” means the convertible promissory notes listed on Section 3.03(a)-1 of the Company Disclosure Schedule.

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“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law; and (vii) biomedical and pharmaceutical wastes.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, logos, Internet domain names and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (collectively, “Marks”), (iii) copyrights and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases and database rights, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects and related information); (v) all other intellectual property or proprietary rights of any kind or description; and (vi) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Inventories” means all inventories, merchandise, goods, raw materials, packaging, labels, supplies and other personal property which are maintained, held or stored by or for the Company or any Company Subsidiary at the Closing, and any prepaid deposits for any of the same.

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“Key Company Stockholders” means (i) Elliot Feuerstein, (ii) Elliot Feuerstein Trust Dated 5-14-83, (iii) Elliot Feuerstein, Trustee FBO Brett Feuerstein, Feuerstein Children’s Trust Dated 3-15-89, (iv) Elliot Feuerstein, Trustee FBO Michael Feuerstein, Feuerstein Children’s Trust Dated 3-15-89, (v) Gary Jacobs, (vi) Irwin and Joan Jacobs Family Trust 6-2-80, (vii) Jacobs Investment Company LLC, (viii) Mira Mesa Shopping Center LLC, (ix) Mesa Shopping Center-East, LLC, (x) Mira Mesa Shopping Center-West, LLC, (xi) Paulson DermTech Investment LLC, (xii) Paulson DermTech Investment II LLC, (xiii) Paulson DermTech Investment III LLC, and (xiv) Roberta Feuerstein Trust DTD 7-9-83.

“knowledge” or “to the knowledge” of a Person means in the case of the Company, John Dobak, M.D. and Steven Kemper after reasonable investigation, and in the case of Constellation, the knowledge of Rajiv Shukla and Craig Pollak after reasonable investigation.

“Lien” means any lien, transfer restriction, security interest, claim, pledge, option, right of first refusal, right of first offer, mortgage, pledge, agreement, limitation on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Open Source Software” means any Software that is licensed pursuant to:  (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any reciprocal license, in each case whether or not source code is available or included in such license.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” the type of information or data relating to any identified or identifiable natural person, including information regulated by Laws and collected, used, disclosed or retained by the Company or the Company Subsidiaries, including information regarding their business, customers, Suppliers, employees and agents, such as an individual’s name, address, email address, age, gender, identification number, income or other financial information, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records and submitted health care claims for reimbursements.

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“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information protected health information (as defined by 45 CFR § 160.103), or the security of Company’s Business Systems or Business Data.

“Products” mean any products or services that are manufactured by, offered for sale, distributed, or otherwise provided by the Company or the Company Subsidiaries to purchasers, whether directly or through multiple tiers of distribution.

“Prospectus” means the final prospectus of Constellation, dated as of June 19, 2017.

“Redemption Rights” means the redemption rights provided for in Section 23 of the amended and restated articles of association of Constellation.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Constellation or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies materials, components, or other goods or services that are utilized in or comprise the Products of the Company or the Company Subsidiaries.

“Takeover Statute” means any “fair price,” “moratorium,” “interested stockholder,” “control share acquisition,” “business combination” or other anti-takeover Law or similar Law enacted under state or federal Law, including DGCL 262.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Constellation, Merger Sub or the Company in connection with the Transaction.

“Transactions” the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Warrant Agreements” means the agreements pursuant to which the Company issued the Company Warrants.

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(b)          The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

ACA	3.10(j)
Action	3.09
Aggrieved Party	8.03(c)
Agreement	Preamble
Allocation Schedule	2.06
Audited Financial Statements	3.07
BVIBCA	Recitals
Blue Sky Laws	3.05(b)
Certificate of Merger	1.03
Certificates	2.03(b)
Claims	5.03(b)
Closing	1.02
Closing Date	1.02
Code	Recitals
Company	Preamble
Company Acquisition Agreement	6.05(a)
Company Adverse Recommendation Change	6.05(d)
Company Affiliate	6.09
Company Board	Recitals
Company Disclosure Schedule	3.01(b)
Company Intellectual Property Rights	3.13(c)
Company Notice Period	6.05(d)
Company Permits	3.06
Company Stockholder Approval	3.18(b)
Company Subsidiary	3.01(a)
Confidentiality Agreement	6.04(b)
Constellation	Preamble
Constellation Acquisition Agreement	6.15(a)
Constellation Adverse Recommendation Change	6.15(d)
Constellation Board	Recitals
Constellation BVI Governing Documents	4.02
Constellation Notice Period	6.15(d)
Constellation Proposals	6.01(a)
Constellation Rights	4.03(a)
Constellation SEC Reports	4.07(a)
Constellation Sponsor	Recitals
Constellation Shareholders’ Meeting	6.01(a)
Data Security Requirements	3.13(k)
Defaulting Party	8.03(c)
DGCL	Recitals
Dissenting Shares	2.07(a)
Domestication	Recitals

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Defined Term	Location of Definition

Effective Time	1.03
Environmental Permits	3.15
ERISA	3.10(a)
ERISA Affiliate	3.10(a)
Exchange Act	3.07(c)
Exchange Agent	2.03(a)
Exchange Fund	2.03(a)
Expenses	8.04
Final Constellation Certificate of Incorporation	1.05(d)
GAAP	3.07(a)
Governmental Authority	3.05(b)
Greenberg	6.01(e)
HSR Act	3.05(b)
In The Money Securities	2.06
Interim Constellation Certificate of Incorporation	1.05(c)
Interim Convertible Notes	5.01(b)(ii)
IRS	3.10(b)
Joint Proxy Statement	6.01(a)
Law	3.05(a)
Lease Documents	3.12(b)
Lock-up Agreement	7.02(k)
Material Contracts	3.16(a)
Merger	Recitals
Merger Consideration	2.01(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	4.03(a)
Merger Sub Governing Documents	4.02
Mintz	6.01(e)
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Order	7.01(d)
Out Of The Money Securities	3.03(a)
Plans	3.10(a)
Registration Rights Agreement	7.02(j)
Registration Statement	6.01(a)
Representatives	6.04(a)
SEC	4.07(a)
Securities Act	4.07(a)
Stockholder Support Agreement	Recitals
Surviving Corporation	1.01
Tax	3.14(p)
Tax Return	3.14(p)
Tax Representation Letter	6.11(b)
Termination Fee	8.03(a)(ii)

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Defined Term	Location of Definition

Terminating Company Breach	8.01(g)
Terminating Constellation Breach	8.01(h)
Trust Account	4.13
Trust Agreement	4.13
Trust Fund	4.13
Trustee	4.13
Written Consent	6.03

Section 9.04         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05         Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Sections 6.03, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Constellation and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Constellation, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.06         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 9.07         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

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Section 9.08         Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

Section 9.09         Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10         Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

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IN WITNESS WHEREOF, Constellation, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CONSTELLATION ALPHA CAPITAL CORP.

By	/s/ Rajiv Shukla
Name:	Rajiv Shukla
Title:	Chief Executive Officer

DT MERGER SUB, INC.

By	/s/ Rajiv Shukla
Name:	Rajiv Shukla
Title:	Sole Director

DERMTECH, INC.

By	/s/ John Dobak
Name:	John Dobak
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Amended and Restated Certificate of Incorporation of Constellation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DERMTECH, INC.

(originally incorporated on [●], 2019 under the name Constellation Alpha Capital Corp.)

FIRST: The name of the Corporation is DermTech, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is [1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801]. The name of its registered agent at such address is [The Corporation Trust Company].

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is [●] shares, consisting of (i) [●] shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) [●] shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation. There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

B. PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the By-laws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the By-laws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

SEVENTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

EIGHTH: The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought unless the Corporation has confirmed to the Indemnitee that it is aware of such action, suit, proceeding or investigation and that indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH; and provided further that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. Subject to Article TWELFTH, the right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder, it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware.

8. Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

13. Savings Clause. If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the By-laws of the Corporation.

3. Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

4. Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

5. Quorum. The greater of (a) a majority of the directors at any time in office and (b) one third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

7. Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

8. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly-created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

9. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws of the Corporation.

10. Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH: Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board of Directors, the Chairman of the Board or the Chief Executive Officer, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the Delaware General Corporation Law or this Certificate of Incorporation or the By-Laws of the Corporation (in each case, as they may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (including any right, obligation, or remedy thereunder), (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware, or (vi) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation, governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH. This Article TWELFTH shall not apply to actions brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts have exclusive jurisdiction.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer on this [●] day of [●], 2019.

EXHIBIT B

Directors and Officers of the Surviving Corporation

Board of directors:

1.	Gary Jacobs
2.	Scott R. Pancoast
3.	Matt Posard
4.	Herm Rosenman
5.	Gene Salkind, M.D.
6.	Cynthia Collins
7.	John Dobak, M.D.

Officers:

1.	Chief Executive Officer: John Dobak, M.D.
2.	Chief Financial Officer: Steven Kemper CPA MBA MS
3.	Chief Commercial Officer: Todd Wood
4.	Chief Medical Officer: Burkhard Jansen M.D.
5.	Chief Scientific Officer: Zuzu Yao Ph.D.

EXHIBIT C

Directors and Officers of Constellation

Board of directors:

1.	Gary Jacobs
2.	Scott R. Pancoast
3.	Matt Posard
4.	Herm Rosenman
5.	Gene Salkind, M.D.
6.	Cynthia Collins
7.	John Dobak, M.D.

Officers:

1.	Chief Executive Officer: John Dobak, M.D.
2.	Chief Financial Officer: Steven Kemper CPA MBA MS
3.	Chief Commercial Officer: Todd Wood
4.	Chief Medical Officer: Burkhard Jansen M.D.
5.	Chief Scientific Officer: Zuzu Yao Ph.D.

EXHIBIT D

Form of Affiliate Letter

FORM OF AFFILIATE LETTER FOR
AFFILIATES OF THE COMPANY

__________, 2019

Constellation Alpha Capital Corp.

2054 Vista Parkway

Emerald View, Suite 400

West Palm Beach, FL 33411

Ladies and Gentlemen:

[I/We] have been advised that as of the date of this letter [I/we] may be deemed to be an “affiliate” of DermTech, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Reference is made to that certain Agreement and Plan of Merger, dated as of [______], 2019 (the “Merger Agreement”), by and among Constellation Alpha Capital Corp., a company incorporated in the British Virgin Islands (“Constellation”), [Merger Sub], a Delaware corporation (“Merger Sub”), and the Company. Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Constellation.

As a result of the Merger, [I/we] may receive shares of Constellation Common Stock (“Constellation Shares”). [I/We] would receive such Constellation Shares in exchange for shares (or upon exercise of options or warrants for shares) owned by [me/us] of Company Common Stock and/or Company Preferred Stock.

1.           [I/We] represent, warrant and covenant to Constellation that in the event [I/we] receive any Constellation Shares as a result of the Merger:

A.           [I/We] shall not make any sale, transfer or other disposition of the Constellation Shares in violation of the Act or the Rules and Regulations.

B.           [I/We] have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon [my/our] ability to sell, transfer or otherwise dispose of the Constellation Shares, to the extent [I/we] felt necessary, with [my/our] counsel or counsel for the Company.

C.           [I/We] have been advised that the issuance of the Constellation Shares to [me/us] pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, [I/we] have also been advised that, because at the time the Merger is submitted for a vote of the shareholders of the Company, (a) [I/we] may be deemed to be an affiliate of the Company and (b) the distribution by [me/us] of the Constellation Shares has not been registered under the Act, [I/we] may not sell, transfer or otherwise dispose of the Constellation Shares issued to [me/us] in the Merger unless (i) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Constellation, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

D.           [I/We] understand that there will be placed on the certificates for the Constellation Shares issued to [me/us], or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ____, 2019 BETWEEN THE REGISTERED HOLDER HEREOF AND Constellation Alpha Capital Corp., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF Constellation Alpha Capital Corp.”

E.            [I/We] understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Constellation reserves the right to put the following legend on the certificates issued to [my/our] transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

F.            Execution of this letter should not be considered an admission on [my/our] part that [I/We] am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights [I/we] may have to object to any claim that [I/we] am such an affiliate on or after the date of this letter.

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2.            By Constellation’s acceptance of this letter, Constellation hereby agrees with [me/us] as follows:

A.           For so long as and to the extent necessary to permit [me/us] to sell the Constellation Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Constellation shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) furnish to [me/us] upon request a written statement as to whether Constellation has complied with such reporting requirements during the 12 months preceding any proposed sale of the Constellation Shares by [me/us] under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Constellation hereby represents to [me/us] that it has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the preceding 12 months.

B.           It is understood and agreed that certificates with the legends set forth in paragraphs 1(E) and l(F) above will be substituted by delivery of certificates without such legends if (i) Constellation has complied with the provisions of Rule 145(d)(1), and (ii) (a) at least six months shall have elapsed from the date the undersigned acquired the Constellation Shares received in the Merger and the provisions of Rule 145(d)(2)(ii) are then available to the undersigned, (b) one year shall have elapsed from the date the undersigned acquired the Constellation Shares received in the Merger and the provisions of Rule 145(d)(2)(iii) are then applicable to the undersigned, or (c) Constellation has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Constellation, or a “no action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

[Signature page follows]

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Very truly yours,

Name:

[
Name:]

Agreed and accepted this ___ day
of _________, 2019, by

Constellation Alpha Capital Corp.

By:
Name:
Title:

EXHIBIT E

Third Party Consents

None.

EXHIBIT F

Registration Rights Parties

Gary Jacobs

Jacobs Investment Company LLC

Jacobs Family Trust Dated 11-9-99

Paulson DermTech Investment LLC

Paulson DermTech Investment II LLC

Paulson DermTech Investment III LLC

Irwin & Joan Jacobs Trust Dated 6-2-80

RTW Master Fund, Ltd.

RTW Innovation Master Fund, Ltd.

Scott R. Pancoast

Matthew Posard

Herm Rosenman

Gene Salkind

Cynthia Collins

John Dobak

Steven Kemper

Todd Wood

Burkhard Jansen

Zuzu Yao

EXHIBIT G

Lock-up Parties

Gary Jacobs

Jacobs Investment Company LLC

Jacobs Family Trust Dated 11-9-99

Paulson DermTech Investment LLC

Paulson DermTech Investment II LLC

Paulson DermTech Investment III LLC

Irwin & Joan Jacobs Trust 6-2-80

RTW Master Fund, Ltd.

RTW Innovation Master Fund, Ltd.

Scott R. Pancoast

Matthew Posard

Herm Rosenman

Gene Salkind

Cynthia Collins

John Dobak

Steven Kemper

Todd Wood

Burkhard Jansen

Zuzu Yao

Elliot Feuerstein

Elliot Feuerstein, Trustee FBO Elliot Feuerstein Trust Dated 5-14-83

Elliot Feuerstein, Trustee FBO Brett Feuerstein, Feuerstein Children’s Trust Dated 3-15-89

Elliot Feuerstein, Trustee FBO Michael Feuerstein, Feuerstein Children’s Trust Dated 3-15-89

Euclid Shopping Center, LLC

Iowa Riverside, LLC

Mira Mesa Shopping Center LLC

Mesa Shopping Center-East, LLC

Mira Mesa Shopping Center-West, LLC

Roberta Feuerstein Trust DTD 7-9-83

Peter Brundage

Bradley C and Belinda Karp JT Ten

Darakev LP

Renaissance Interests LP

EXHIBIT H

Form of Registration Rights Agreement

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of _________ ___, 2019, is made and entered into by and among Constellation Alpha Capital Corp., a Delaware corporation (the “Company,” and prior to the Company’s domestication (the “Domestication”) as a Delaware corporation, the “BVI Company”), and the undersigned parties listed under the heading “Holders” on the signature page hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder” and collectively the “Holders”).

WHEREAS, certain of the Holders are acquiring an aggregate of [●] shares of common stock (the “Merger Shares”) of the Company, par value $0.001 per share (the “Common Stock”) in exchange for their outstanding shares of capital stock of DermTech, Inc., a Delaware corporation (“DermTech”), on or about the date hereof, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May __, 2019, by and among the BVI Company, DT Merger Sub, Inc., a Delaware corporation, and DermTech, whereby Merger Sub will merge with and into DermTech, with DermTech surviving as a wholly owned subsidiary of the Company (the “Merger”); and

WHEREAS, two of the Holders, Centripetal LLC and Cowen Investments II LLC, currently hold (i) an aggregate of [●] shares of Common Stock the (“Insider Shares”), (ii) rights to receive an aggregate of [●] shares of Common Stock (the “Rights Shares”), and (iii) warrants to purchase an aggregate of [●] shares of Common Stock (the shares of Common Stock underlying the warrants, the “Warrant Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” is defined in Section 3.5.

“Agreement” is defined in the preamble to this Agreement.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Domestication” is defined in the preamble to this Agreement.

“Merger Agreement” is defined in the recitals to this Agreement.

“Merger Shares” is defined in the recitals to this Agreement.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change of Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” is defined in the recitals to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demand Requesting Holder” is defined in Section 2.2.1.

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Deadline” is defined in Section 2.1.1.

“Effectiveness Period” is defined in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.1.

“Holder Indemnified Party” is defined in Section 4.1.

“Holders” is defined in the preamble to this Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Insider Shares” is defined in the recitals to this Agreement.

“Maximum Number of Shares” is defined in Section 2.2.4.

“Merger” is defined in the recitals to this Agreement.

“Misstatement” is defined in Section 3.1.13.

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“New Registration Statement” is defined in Section 2.1.4.

“Notices” is defined in Section 6.3.

“Ordinary Shares” is defined in the recitals to this Agreement.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Pro Rata” is defined in Section 2.2.4.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registrable Securities” means the Merger Shares, Insider Shares, Rights Shares, Warrant Shares and any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of such shares or as the result of any split, combination of shares, recapitalization, merger, consolidation or other reorganization (collectively, the “Underlying Shares”). The Underlying Shares shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or in another public securities transaction pursuant to Rule 144; or (e) such securities may be sold pursuant to Rule 144 and not subject to any volume or manner of sale limitations imposed thereunder.

“Registration Statement” means any registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock or Registrable Securities, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors).

“Requesting Holder” is defined in Section 2.1.5(a).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“Rights Shares” is defined in the recitals to this Agreement.

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“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC Guidance” is defined in Section 2.1.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Selling Holders” means any Holder electing to sell any of its Registrable Securities in a Registration.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement or such other Registration Statement filed by the Company pursuant to Section 2.1, as amended or supplemented, including, without limitation, a Block Trade.

“Warrant Shares” is defined in the recitals to this Agreement.

2. REGISTRATION RIGHTS.

2.1 Resale Shelf Registration Rights.

2.1.1 Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than forty-five (45) days following the consummation of the Merger, a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders of all of the Registrable Securities held by Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (“Form S-3”) or, if Form S-3 is not then available to the Company, on Form S-1 or such other appropriate form permitting Registration of such Registrable Securities for resale by such Holders. The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until the expiration of the Effectiveness Period. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to any applicable lock-up restrictions), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders.

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2.1.2 Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within two (2) Business Days after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3 Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Resale Shelf Registration Statement filed pursuant to Section 2.1.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on Form S-1 or other appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 Shelf and have the such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

2.1.4 Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering. Notwithstanding any other provision of this Agreement, if any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”) sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

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2.1.5 Demand Takedown.

   (a)          If the Company shall receive a request from (x) the Holders of at least [●]1 Merger Shares constituting Registrable Securities, provided that, unless the request relates to the sale of all remaining Registrable Securities held by such holders, the estimated market value of the Registrable Securities is at least $500,000 (the requesting holder(s) shall be referred to herein as the “Requesting Holder”) that the Company effect an Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof (which, for the avoidance of doubt, may be an underwritten Block Trade), then the Company shall promptly give notice of such requested Underwritten Takedown (each such request shall be referred to herein as a “Demand Takedown”) within five (5) Business Days after receiving such Demand Takedown to the other Holders and thereupon shall use its commercially reasonable efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i)          subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.5(a), and

(ii)         subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any Selling Holders have requested the Company to offer by request received by the Company within seven (7) Business Days after such Holders receive the Company’s notice of the Demand Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

   (b)          Promptly after the expiration of the seven (7) Business Day-period referred to in Section 2.1.5(a)(ii), the Company will notify all Selling Holders of the identities of the other Selling Holders and the number of shares of Registrable Securities requested to be included therein.

1 NTD: To be equal to 25% of the initially issued Merger Shares constituting Registrable Securities.

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   (c)          The Company shall only be required to effectuate one Underwritten Takedown within any three (3) month period.

   (d)          If the managing underwriter in an Underwritten Takedown advises the Company and the Requesting Holder that, in its view, the number of shares of Registrable Securities requested to be included in such underwritten offering exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a pro rata basis based on the total number of Registrable Securities held by such Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders).

2.1.6 Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.2 Demand Registration.

2.2.1 Request for Registration. At any time and from time to time on or after sixty (60) days following the consummation of the Merger, the holders of a majority-in-interest of the Merger Shares held by such Holders (the “Demanding Holder”) may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will within ten (10) days of the Company’s receipt of the Demand Registration notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each, a “Demand Requesting Holder”) shall so notify the Company within ten (10) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holder and the Demand Requesting Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1, to be effected by the Company as soon as reasonably practicable, but in no event later than 60 days after receipt of such Demand Registration. The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations under this Section 2.2.1.

2.2.2 Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders who initiated such Demand Registration thereafter affirmatively elect to continue the offering and notify the Company in writing, but in no event later than five (5) days of such election.

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2.2.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders who initiate a Demand Registration so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering (which, for the avoidance of doubt, may be an underwritten Block Trade). In such event, the right of any holder to include its Registrable Securities in such Registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in reasonable and customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.2.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders that the dollar amount or number of shares of Registrable Securities which the Demanding Holders and Demand Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which Registration has been requested pursuant to registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such Registration: (i) the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders and Demand Requesting Holders (if any) (pro rata in accordance with the number of shares that each such Demanding Holder and Demand Requesting Holders (if any) has requested be included in such Registration, regardless of the number of shares held by each such Demanding Holder (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Registrable Securities of holders exercising their rights to Register their Registrable Securities pursuant to Section 2.3; (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares and (iv) to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to Register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.2.5 Withdrawal. A Demanding Holder, a Demand Requesting Holder or a Requesting Holder may elect to withdraw all or a portion of its Registrable Securities included in a Demand Registration or an Underwritten Takedown for any reason or no reason at all by giving written notice to the Company and/or the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such Registration shall not count as a Demand Registration provided for in this Section 2.2.

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2.3 Piggy-Back Registration.

2.3.1 Piggy-Back Rights. If at any time on or after the date hereof the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.2), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days (or in the case of a Block Trade, five (5) Business Days) before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to Register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) Business Days following receipt of such notice (a “Piggy-Back Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in reasonable and customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.3.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the Holders of Registrable Securities that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, the Registrable Securities as to which Registration has been requested under this Section 2.3, and the shares of Common Stock, if any, as to which Registration has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such Registration:

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(a)          If the Registration is undertaken for the Company’s account: (A) the shares of Common Stock or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Shares; (B) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which Registration has been requested pursuant to the applicable written contractual Piggy-Back Registration rights of Holders pursuant to Section 2.3.1, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to Register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b)          If the Registration is a “demand” registration undertaken at the demand of persons or entities other than the holders of Registrable Securities, (A) the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which Registration has been requested pursuant to the applicable written contractual Piggy-Back Registration rights of Holders under Section 2.3.1, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (C) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Shares; and (D) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to Register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3 Withdrawal. Any Holder of Registrable Securities may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own good faith determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of the Registration Statement in connection with a Piggy-Back Registration. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.2.

2.3.4 Unlimited Piggy-Back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof.

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3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the Registration of any Registrable Securities pursuant to Section 2, the Company shall use its commercially reasonable efforts to effect the Registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on Form S-3, if then available to the Company for such Registration, or if Form S-3 is not then available to the Company for such Registration, then on any other form for which the Company then qualifies and which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be Registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chairman of the Board of Directors or President of the Company stating that Adverse Disclosure would be required to be set forth in such Registration Statement.

3.1.2 Copies. The Company shall, at least five (5) Business Days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such Registration, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such Registration may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such holders. The Company shall not file any Registration Statement or Prospectus, or amendment or supplement thereto, to which a Holder of Registrable Securities included in such Registration shall have reasonably objected on the grounds that any portion(s) of such Registration Statement or Prospectus or supplement or amendment thereto does not comply in all material respects with the applicable requirements of the Securities Act or the rules and regulations thereunder.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

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3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall reasonably object.

3.1.5 Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be Registered with or approved by such other governmental authorities or securities exchanges, including the Nasdaq Capital Market, as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in reasonable and customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such Registration Statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.

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3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Selection of Underwriters. In connection with any Registration effected by or at the direction of Holders pursuant to this Agreement, the Selling Holders holding a majority in interest of the Registrable Securities requested to be sold in any Registration shall have the right to select an Underwriter or Underwriters in connection with such Registration, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with a Registration pursuant to this Agreement, the Company shall enter into customary agreements (including an underwriting agreement in reasonable and customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Registration, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

3.1.9. Opinions and Comfort Letters. The Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter.

3.1.11. Listing. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such Registration.

3.1.12. Transfer Agent. The Company shall provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of the Registration Statement.

3.1.13. Misstatements. The Company shall notify the holders at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements therein in the light of the circumstances under which they were made not misleading (a “Misstatement”), and then to correct such Misstatement.

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3.2 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Registration Statement or Prospectus required to be filed pursuant to this Agreement, and any amendment or supplement relating thereto, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all Registration and filing fees and fees of any securities exchange on which the Common Stock is then listed; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities); (iii) printing, messenger, telephone and delivery expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such Registration; and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such Registration not to exceed $35,000 in the aggregate. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.3 Information. The holders of Registrable Securities shall use reasonable best efforts to provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

3.4 Requirements for Participation in Underwritten Offerings. No person may participate in any underwritten offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

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3.5 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or prospectus contains a Misstatement or of the happening of any event of the kind described in Section 3.1.4(iv), each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure (as defined below) or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, as promptly as practicable after their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.6. “Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the board of directors of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

3.6 Other Covenants and Obligations. As long as any Holder shall own Registrable Securities: (a) except as required by the Exchange Act, the Company will not file any Registration Statement or Prospectus included therein or any other filing or document with the Commission which refers to any Holder of Registrable Securities as a selling securityholder by name or otherwise without the prior written approval of such Holder, such approval to not be unreasonably conditioned, withheld or delayed; (b) the Company, at all times while it shall be reporting under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act; (c) the Company further covenants that it shall take such further action as any holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions; and (d) upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with the requirements set forth in the foregoing clauses (b) and (c).

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4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, equityholders, attorneys, advisors and agents, and each person or entity, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) each Holder of Registrable Securities (each, an “Holder Indemnified Party”), from and against any expenses, losses, judgments, actions, claims, proceedings (whether commenced or threatened), damages or liabilities, whether joint or several (collectively, “Losses”), arising out of or based upon any Misstatement contained in any Registration Statement under which the sale of such Registrable Securities was Registered under the Securities Act, any preliminary Prospectus, final Prospectus or summary Prospectus contained in such Registration Statement, or any amendment or supplement to such Registration Statement, preliminary Prospectus, final Prospectus or summary Prospectus, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration; and the Company shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such Losses, except, with respect to any Holder of Registrable Securities, to the extent such Holder of Registrable Securities is liable to indemnify the Company for such Losses pursuant to Section 4.2. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each Selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such Selling Holder and the Company has required all Selling Holders to provide such an undertaking on the same terms, indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any), and each other Selling Holder and each other person, if any, who controls another Selling Holder or such underwriter within the meaning of the Securities Act, against any Losses, insofar as such Losses arise out of or are based upon any Misstatement contained in any Registration Statement under which the sale of such Registrable Securities was Registered under the Securities Act, any preliminary Prospectus, final Prospectus or summary Prospectus contained in the Registration Statement, or any amendment or supplement thereto, if the Misstatement was made in reliance upon and in conformity with information furnished in writing to the Company by such Selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other Selling Holder for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such Loss. Each Selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be proportional to and limited to the amount of any net proceeds actually received by such Selling Holder in connection with the sale of Registrable Securities under a Registration Statement from which such Losses arise. Each Selling Holder of Registrable Securities shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any Loss in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the Loss; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, in addition to local counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of any Losses for which the Indemnified Party seeks indemnification hereunder if such settlement or judgment includes any non-monetary remedies, requires an admission of fault or culpability on the part of the Indemnified Party or does not include an unconditional release from all liability of the Indemnified Party in respect of such Losses.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any Loss referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such Loss. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the Misstatement relates to information supplied by such Indemnified Party or such Indemnifying Party (in the case of a Holder, such Misstatement was made in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein) and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement.

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4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1. The amount paid or payable by an Indemnified Party as a result of any Loss referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.5 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party and shall survive the transfer of securities.

5. RULE 144. The Company covenants that it shall timely file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as may be required or as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

18

6.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, e-mail, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

11099 N. Torrey Pines Road, #100
La Jolla, California 92037

Telephone: (858) 291-7505

Attention: Steven Kemper

Email: skemper@dermtech.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
3580 Carmel Mountain Road, Suite 300
San Diego, California 92130
Telephone No.: (858) 314-1515
Attention: Jeremy Glaser
Email: JDGlaser@mintz.com

To all Holders at such addresses as set forth beneath such Holder’s signature on the signature page hereto.

6.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior Agreement.

19

6.6 Modifications and Amendments. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one holder of Registrable Securities, solely in its capacity as a holder of the shares of Common Stock of the Company, in a manner that is materially different from the other Holders of Registrable Securities (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any holders of Registrable Securities or the Company and any other party hereto or any failure or delay on the part of a holder of Registrable Securities or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any holder of Registrable Securities or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.8 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.9 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the applicable holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.10 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.11 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Holders in the negotiation, administration, performance or enforcement hereof.

20

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

CONSTELLATION ALPHA CAPITAL CORP., a Delaware corporation

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

RTW MASTER FUND, LTD.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

RTW INNOVATION MASTER FUND, LTD.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Gary Jacobs
Address:

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

JACOBS INVESTMENT COMPANY LLC

By:
Name:	Gary Jacobs
Title:	Managing Member

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

JACOBS FAMILY TRUST DATED 11-9-99

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

PAULSON DERMTECH INVESTMENT LLC

By:
Name:	Starla Goff
Title:	Officer of the Managing Member

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

PAULSON DERMTECH INVESTMENT II LLC

By:
Name:	Starla Goff
Title:	Officer of the Managing Member

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

PAULSON DERMTECH INVESTMENT III LLC

By:
Name:	Starla Goff
Title:	Officer of the Managing Member

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

IRWIN & JOAN JACOBS TRUST DATED 6-2-80

Irwin Jacobs, Trustee

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Scott R. Pancoast
Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Matthew Posard
Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Herm Rosenman
Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Gene Salkind, M.D.
Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Cynthia Collins
Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

John Dobak, M.D.
Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Steven Kemper CPA, MBA, MS
Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Todd Wood
Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Burkhard Jansen, M.D.
Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

Zuzu Yao, Ph.D.
Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

CENTRIPETAL, LLC

By:
Title:
Address:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

COWEN INVESTMENTS II LLC

By:
Title:
Address:

[Signature Page to Registration Rights Agreement]

EXHIBIT I

Form of Lock-up Agreement

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of _________ ___, 2019, is made and entered into by and among Constellation Alpha Capital Corp., a Delaware corporation (the “Company,” and prior to the Company’s domestication as a Delaware corporation, the “BVI Company”) and the undersigned parties listed under the heading “Holders” on the signature pages hereto (each such party, a “Holder” and collectively the “Holders”).

WHEREAS, the Holders are acquiring an aggregate of [●] shares of common stock of the Company, par value $0.001 (“Common Stock”) per share in exchange for their outstanding shares of capital stock of DermTech, Inc., a Delaware corporation (“DermTech”), on or about the date hereof, pursuant to that certain Agreement and Plan of Merger, dated as of May __, 2019, by and among the BVI Company, DT Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and DermTech, whereby Merger Sub will merge with and into DermTech, with DermTech surviving as a wholly owned subsidiary of the Company (the “Merger”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. LOCK-UP.

1.1 Lock-Up. Each Holder agrees that, during the period commencing on the date hereof and continuing to and including the date 180 days after the date of the closing of the Merger (the “Restricted Period”), the Holder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Securities owned by him, her or it, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

1.2 Exceptions. The provisions of Section 1.1 shall not apply to:

1.1.1	transactions relating to shares of Common Stock acquired in open market transactions;

1.1.2	transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

1.1.3	transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

1.1.4	transfers by will or intestate succession upon the death of the undersigned;

1.1.5	the transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

1.1.6	if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, or (ii) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the undersigned;

1.1.7	transfers to the Company’s officers, directors or their affiliates;

1.1.8	pledges of shares of Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided that no transfers of such shares may be effected as a result of any such pledge prior to the end of the Restricted Period); and

1.1.9	pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Lock-Up Agreement shall remain subject to this Lock-up Agreement. For purposes of this Section 1.1.9, a “Change of Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

Provided, that in the case of any transfer or distribution pursuant to Sections 1.2.2 through 1.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

2. MISCELLANEOUS.

2.1 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders may be assigned or delegated by such Holder only in conjunction with and to the extent of any transfer of Lock-Up Securities by any such Holder in accordance with the terms of this Agreement. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable Holder or of any assignee of such applicable Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in this Section 2.1. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

2.2 Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, e-mail, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

11099 N. Torrey Pines Road, #100
La Jolla, California 92037

Telephone: (858) 291-7505

Attention: Steven Kemper

Email: skemper@dermtech.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
3580 Carmel Mountain Road, Suite 300
San Diego, California 92130
Telephone No.: (858) 314-1515
Attention: Jeremy Glaser
Email: JDGlaser@mintz.com

To all other Holders, to such address as set forth beneath such Holder’s signature on the signature page hereto.

2.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

2.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

2.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

2.6 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

2.7 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

2.8 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Holders in the negotiation, administration, performance or enforcement hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Lock-Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

CONSTELLATION ALPHA CAPITAL CORP., a Delaware corporation

By:
Name:
Title:

[Signature page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have caused this Lock-Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

[ENTITY HOLDER]

By:
Name:
Title:
Address:

[Signature page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have caused this Lock-Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER:

[INDIVIDUAL NAME]
Address:

[Signature page to Lock-Up Agreement]